Exhibit 2.1

CLIFFORD CHANCE PARTNERSCHAFT MIT BESCHRÄNKTER BERUFSHAFTUNG

EXECUTION VERSION

PEGASUS DIGITAL MOBILITY ACQUISITION CORP.,

GEBR. SCHMID GMBH,

PEGASUS TOPCO B.V.,

AND

PEGASUS MERGERSUB CORP.

BUSINESS COMBINATION AGREEMENT

Contents
Clause	Page

1.	Certain Definitions	4
2.	Transactions	20
3.	Closing	29
4.	Representations and Warranties relating to the Company	30
5.	Representations and Warranties relating to TopCo and Merger Sub	49
6.	Representations and Warranties relating to Pegasus	52
7.	Covenants of the Company	63
8.	Covenants of Pegasus	71
9.	Joint Covenants	75
10.	Conditions to Obligations	86
11.	Termination/Effectiveness	89
12.	Miscellaneous	91
EXHIBIT A		102
EXHIBIT B		103
EXHIBIT C		104
EXHIBIT D		105
EXHIBIT E		106
EXHIBIT F		107
EXHIBIT G		108
EXHIBIT H		109
COMPANY DISCLOSURE SCHEDULES		110
PEGASUS DISCLOSURE SCHEDULES		111

THIS BUSINESS COMBINATION AGREEMENT (this "Agreement") is made and entered into as of May 31, 2023,

BY AND AMONG

(1)	Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company ("Pegasus"),

(2)	GEBR. SCHMID GMBH, a German limited liability company (the "Company"),

(3)	PEGASUS TOPCO B.V., a Dutch private limited liability company ("TopCo"), and

(4)	PEGASUS MERGERSUB CORP., a Cayman Islands exempted company ("Merger Sub", together with Pegasus, the Company and TopCo, the "Parties" and each individually a "Party").

RECITALS

WHEREAS,

(A)	Pegasus is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets,

(B)	TopCo is a newly incorporated, wholly-owned Subsidiary of Pegasus, and

(C)	Merger Sub is a newly incorporated, wholly-owned Subsidiary of TopCo;

(D)	Concurrently with the execution of this Agreement, all of the shareholders of the Company as of the date hereof (the "Company Shareholders") have entered into one of the forms of irrevocable shareholder undertaking (collectively, the "Shareholder Undertaking") attached hereto as Exhibit A, respectively by and among Pegasus, the Company, and the Company Shareholders, pursuant to which, among other things, each Company Shareholder (a) undertook to take all necessary or desirable actions in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and (b) agreed to certain covenants to support the transactions contemplated by this Agreement and the other Transaction Documents (including restrictions on the sale, disposition or transfer of the Company Common Stock held by such Company Shareholder), in each case, on the terms and subject to the conditions set forth in the Shareholder Undertaking;

(E)	Pursuant to the Pegasus Memorandum and Articles of Association, Pegasus is required to provide an opportunity for its shareholders to have their outstanding Pegasus Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Required Pegasus Shareholder Approval at the Special Meeting;

(F)	Concurrently with the execution of this Agreement, all Company Shareholders are entering into a lock-up agreement, pursuant to which they will agree not to effect any sale or distribution of any Equity Securities of TopCo issued to them pursuant to this Agreement during the lock-up period described therein (the "Company Lock-Up Agreement"), in the form attached hereto as Exhibit B, in each case, on the terms and subject to the conditions set forth therein;

(G)	Concurrently with the execution of this Agreement, Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company (the "Sponsor"), Pegasus, the Company and certain individuals party thereto have entered into the sponsor letter agreement in the form attached hereto as Exhibit C (the "Sponsor Letter Agreement"), pursuant to which, among other things, the Sponsor and the other individuals party to the Sponsor Letter Agreement have agreed, among other things, to (a) vote all of its Pegasus Shares in favor of all of the Transaction Proposals, (b) be bound by certain transfer restrictions with respect to their Pegasus Shares prior to Closing, (c) be bound by certain lock-up provisions during the lock-up period described therein with respect to the Equity Securities of TopCo issued pursuant to this Agreement or the PIPE Subscription Agreements, in each case on the terms and subject to the conditions set forth therein;

(H)	Certain investors (collectively, the "PIPE Investors"), Pegasus and TopCo may enter into subscription agreements (the "PIPE Subscription Agreements"), substantially in the form attached hereto as Exhibit D-1, pursuant to which, among other things, the PIPE Investors are expected to agree to subscribe for and accept on the Closing Date, and TopCo is expected to agree to issue to each such PIPE Investor on the Closing Date, the number of TopCo Ordinary Shares set forth in the applicable PIPE Subscription Agreement for the subscription price set forth therein, in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement and the applicable Dutch Deed of Issue (in the aggregate the "PIPE Investment");

(I)	At the Effective Time, Pegasus will merge with and into Merger Sub pursuant to Part XVI of the Cayman Companies Act (the "Merger"), with Merger Sub as the surviving company in the Merger (the "Surviving Company"), and each issued and outstanding Eligible Pegasus Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined below) and each Pegasus Warrant that is outstanding immediately prior to the Effective Time will, immediately following the completion of the Business Combination, represent a warrant on the same contractual terms and conditions as were in effect with respect to such Pegasus Warrant immediately prior to the Effective Time under the terms of the Warrant Agreement, as applicable, that is exercisable for an equivalent number of TopCo Ordinary Shares, in each case, on the terms and subject to the conditions set forth in this Agreement;

(J)	On or about the Closing Date, in accordance with this Agreement and the Shareholder Undertaking, the Company Shareholders and TopCo shall effect the Exchange;

(K)	Upon completion of the Exchange, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) ("Change of Legal Form");

(L)	At the Closing, TopCo, Sponsor and the Company Shareholders shall enter into a registration rights agreement (the "Registration Rights Agreement"), substantially in the form attached hereto as Exhibit E, pursuant to which, among other things, Sponsor and each Company Shareholder will be granted certain registration rights with respect to their respective TopCo Ordinary Shares, in each case, on the terms and subject to the conditions in the Registration Rights Agreement;

(M)	The board of directors of Pegasus (the "Pegasus Board”) has unanimously (a) determined that this Agreement and the other Transaction Documents to which Pegasus is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Business Combination) are in the best interests of Pegasus; (b) approved this Agreement, the other Transaction Documents to which Pegasus is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Business Combination) and (c) recommended, upon the terms and subject to the conditions set forth in this Agreement, the approval of the Transaction Proposals by the Pegasus Shareholders entitled to vote thereon;

(N)	The Company Shareholders have approved the execution of this Agreement and execution of the transactions contemplated hereby and certain other matters related to the implementation of the Transactions (the "Required Company Shareholders' Consent");

(O)	The board of directors of TopCo and the sole shareholder of Merger Sub has approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger);

(P)	Pegasus, as the sole shareholder of TopCo, has approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby;

(Q)	The board of directors of Merger Sub has unanimously: (a) determined that this Agreement and the other Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of Merger Sub; and (b) approved this Agreement, the other Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

(R)	TopCo, as the sole shareholder of Merger Sub, has approved this Agreement, the other Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger) (the "Merger Sub Shareholder Approval"); and

(S)	Each of the Parties intends that the Exchange shall, to the extent legally and factually possible, qualify as a tax neutral roll-over (qualifizierter Anteilstausch zu Buchwerten) for German tax purposes pursuant to Section 21 German Reorganization Tax Act (Umwandlungssteuergesetz).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

1.	Certain Definitions

1.1	Definitions

For purposes of this Agreement, the following capitalized terms have the following meanings:

"Action" means any claim, action, suit, charge, audit, investigation, assessment, arbitration or legal, judicial or administrative proceeding by or before any Governmental Authority (whether at law or in equity).

"Additional Pegasus SEC Reports" has the meaning specified in Clause 6.8.

"Affiliate" means, with respect to any specified Person, any Person within the meaning of Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz).

"Agreement" has the meaning specified in the preamble hereto.

"Allocation Schedule" has the meaning specified in Clause 3.2(a).

"Anti-Corruption Laws" means any applicable Laws, regulations, or orders relating to anti-bribery, anti-corruption (governmental or commercial), or anti-money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act of 2010 (as amended) and all national and international Laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions.

"Available Closing Pegasus Cash" means, as of the Measurement Time, all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the exercise of Pegasus Shareholder Redemption Rights).

"Benefit Plan" means an "employee benefit plan" as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or any other benefit or compensation plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement), in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required to be maintained under applicable law or any Governmental Authority.

"Business Combination" has the meaning specified in Clause 2.2(a)(vi)(B).

"Business Combination Proposal" has the meaning specified in Clause 9.3(b).

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in (a) New York, New York, (b) Frankfurt, Germany (Hesse), (c) Freudenstadt, Germany (Baden Württemberg), or (d) Grand Cayman, the Cayman Islands or (e) Amsterdam, the Netherlands are authorized or required by Law to close.

"Cayman Companies Act" means the Companies Act (As Revised), as amended, of the Cayman Islands.

"Cayman Registrar" has the meaning specified in Clause 2.2(a)(i).

"Certificates" means any and all certificates representing Pegasus Shares.

"Change of Control Payment" means any success bonus, change of control bonus, retention bonus, transaction bonus or other similar payment or amount payable to any Person as a result of the Transactions or any other Change of Control Transaction to be agreed or closed prior to or concurrently with the Closing (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events; provided that no severance payments relating to individuals terminated following, and not otherwise in connection with or arising out of, the Closing shall constitute Change of Control Payments).

"Change of Control Transaction" means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50 per cent.) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of paragraphs (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (c) under which any Person(s) makes any equity or similar investment in another Person.

"Change of Legal Form" has the meaning specified in the Recitals.

"Clifford Chance" means Clifford Chance Partnerschaft mit beschränkter Berufshaftung.

"Closing" has the meaning specified in Clause 3.1.

"Closing Company Financial Statements" has the meaning specified in Clause 7.5(a).

"Closing Date" has the meaning specified in Clause 3.1.

"Closing Filing" has the meaning specified in Clause 9.6(e).

"Closing Press Release" has the meaning specified in Clause 9.6(e).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning specified in the preamble hereto.

"Company Acquisition Proposal" means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of paragraphs (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

"Company Assets" has the meaning specified in Clause 4.17(d).

"Company Benefit Plan" means a Benefit Plan that is sponsored, maintained or contributed to, or is required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or contractor of the Company or any Subsidiary or his or her dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.

"Company Capitalization" means, without duplication, the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Exchange.

"Company Closing Statement" has the meaning specified in Clause 3.3.

"Company Common Stock" means all paid up shares (Geschäftsanteile) of the Company as of the date of this Agreement.

"Company Counsel" means Gleiss Lutz Hootz Hirsch PartmbB Rechtsanwälte, Steuerberater.

"Company Counsel Privileged Communications" has the meaning specified in Clause 12.18(b).

"Company D&O Persons" has the meaning specified in Clause 7.4(a).

"Company Designee" has the meaning specified in Clause 9.1(c).

"Company Disclosure Schedules" means the disclosure schedules to this Agreement delivered to Pegasus by the Company on the date of this Agreement.

"Company Fundamental Representations" means the representations and warranties set forth in Clause 4.1 (Corporate Organization), Clause 4.3 (Due Authorization), Clause 4.5 (Capitalization), Clause 4.21 (Brokers), Clause 5.1 (Corporate Organization), Clause 5.2 (Due Authorization) and Clause 5.6 (Brokers).

"Company Lock-Up Agreement" has the meaning specified in the Recitals.

"Company Material Adverse Effect" means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts, or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the ability of TopCo, Merger Sub or the Company (whether on behalf of itself or on behalf of the Company Shareholders, as applicable) to consummate the Transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that, in the case of paragraph (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any change, event, effect, state of facts or occurrence from or related to (i) general business or economic conditions in or affecting Germany, the United States, the Netherlands or any other country, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Germany, the United States, the Netherlands or any other country, including the engagement by Germany, the United States, the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Germany, the United States, the Netherlands or any other country, or changes therein, including changes in interest rates in Germany, the United States, the Netherlands or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws (including COVID-19 Measures) or changes in IFRS or any interpretation thereof, in each case, coming into effect after the date of this Agreement, (v) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this paragraph (v) shall not apply to the representations and warranties set forth in Clause 4.4(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Clause 10.3 to the extent it relates to such representations and warranties), (vi) any failure in and of itself by the Company or any of its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, epidemic, pandemic (including COVID-19) or quarantine, act of God or other comparable event in Germany, the United States, the Netherlands or any other country, or any escalation of the foregoing, (viii) changes generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (ix) any action taken by, or at the written request of, Pegasus; provided, however, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the foregoing paragraphs (i) through (v) or (vii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur if such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.

"Company Per Share Consideration" means, with respect to each share of Company Common Stock, a number of TopCo Ordinary Shares equal to the Exchange Ratio.

"Company Related Party" has the meaning specified in Clause 4.22.

"Company Related Party Transactions" has the meaning specified in Clause 4.22.

"Company Shareholders" means, collectively, the holders of shares of Company Common Stock as of any applicable determination time prior to Closing.

"Company Transaction Expenses" means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to Pegasus pursuant to the terms of this Agreement or any Transaction Document) by the Company or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of their covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including the fees and expenses of outside legal counsel, accountants, advisors, consultants, or other agents or service providers of the Company or any of its Subsidiaries with which the Company has a direct contractual relationship.

"Confidentiality Agreement" has the meaning specified in Clause 12.9.

"Contracts" means any oral or written agreement, contract, license, Lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

"Converted Warrant" has the meaning specified in Clause 2.2(d).

"Dissenting Pegasus Shares" means Pegasus Shares that are issued and outstanding immediately prior to the Effective Time and held by a Pegasus Shareholder who has validly exercised their dissenters’ rights for such Pegasus Shares in accordance with Section 238 of the Cayman Companies Act, and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (and not waived, withdrawn, forfeited, failed to perfect or otherwise lost such rights).

"Dissenting Pegasus Shareholders" means holders of Dissenting Pegasus Shares.

"DTC" means the Depository Trust Company.

"Dutch Deeds of Issue" means each deed governed by Dutch law in form and substance reasonably satisfactory to Pegasus and the Company, pursuant to which TopCo will issue, as applicable, (i) TopCo Ordinary Shares to the Exchange Agent, acting solely for the account and benefit of the Eligible Pre-Closing Pegasus Holders as of immediately prior to the Effective Time, (ii) TopCo Ordinary Shares to the Company Shareholders, or (iii) TopCo Ordinary Shares to the PIPE Investors, if any, pursuant to the PIPE Subscription Agreement.

"Effective Time" has the meaning specified in Clause 2.2(a)(i).

"Eligible Pegasus Shares" has the meaning specified in Clause 2.2(a)(vi)(B).

"Eligible Pre-Closing Pegasus Holders" has the meaning specified in Clause 2.2(a)(vi)(B).

"Enforceability Exceptions" has the meaning specified in Clause 4.3.

"Environmental Laws" means any and all Laws relating to pollution or protection of the environment (including natural resources), public health and safety, worker health and safety or the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials.

"Equity Securities" means, with respect to any Person, (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in paragraph (a), including stock appreciation, phantom stock, profit participation or other similar rights).

"Equity Value of the Company" means $587,547,000 which shall be adjusted, in good faith, by mutual consent between Pegasus and the Company should the PCAOB audit of the IFRS financial statements of the Company for the financial year 2022 result in a material deviation of the EBITDA that has been calculated based on unaudited figures at the time of this Agreement.

"Equity Value Per Share" means the Equity Value of the Company divided by the Company Capitalization.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange" has the meaning specified in Clause 2.2(e).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Exchange Agent" shall preliminary mean Continental Stock Transfer & Trust Company, a New York limited purpose trust company or such other agent selected by Pegasus that is reasonably acceptable to TopCo.

"Exchange Agent Agreement" has the meaning specified in Clause 2.3(a).

"Exchange Consideration" means a number of newly issued TopCo Ordinary Shares equal to the result of (a) the Equity Value of the Company divided by (b) $10.10.

"Exchange Ratio" means (a) the Equity Value Per Share, divided by (b) $10.10.

"Excluded Pegasus Shares" has the meaning specified in Clause 2.2(a)(vi)(D).

"Extension" has the meaning specific in Clause 2.1(b).

"Federal Securities Laws" means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

"Financial Statements" has the meaning specified in Clause 4.7(a).

"GAAP" means United States generally accepted accounting principles, consistently applied.

"German Transfer Deed" has the meaning specified in Clause 2.2(e).

"Governing Documents" means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the "Governing Documents" of a U.S. corporation are its certificate or articles of incorporation and by-laws, the "Governing Documents" of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the "Governing Documents" of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the "Governing Documents" of a German limited liability company are its articles of association (Gesellschaftsvertrag), the "Governing Documents" of a Dutch company are its articles of association (statuten) and the "Governing Documents" of a Cayman Islands exempted company are its memorandum and articles of association.

"Governmental Authority" means any (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, stock exchange or taxing authority or power of any nature, including any arbitral tribunal (public or private).

"Governmental Order" means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.

"Hazardous Material" means any material, substance or waste that is listed, regulated, or otherwise defined as "hazardous," "toxic," or "radioactive," or as a "pollutant" or "contaminant" (or words of similar intent or meaning) under, or for which liability or standards of conduct may be imposed pursuant to applicable Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, toxic mold, radiation, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

"IFRS" means international financial reporting standards, consistently applied.

"Illustrative Allocation Schedule" has the meaning specified in Clause 3.2(b).

"Incentive Equity Plan" has the meaning specified in the Recitals.

"Income Tax" means any Tax imposed upon or measured by net income or gain (however denominated).

"Indebtedness" means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) all obligations as lessee that are required to be capitalized in accordance with GAAP or IFRS, as applicable, (d) any obligations associated with unpaid bonuses or severance or unfunded deferred compensation, and the employer portion of any applicable Taxes relating thereto and (e) all obligations of the type referred to in paragraphs (a) through (d) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

"Intellectual Property" means all intellectual property rights of any type in any jurisdiction, including all: (a) patents and patent applications, (b) trademarks, service marks, logos, trade dress and trade names, (c) copyrights and copyrightable works (including copyrights in Software) and moral rights, (d) trade secrets and confidential information, rights to inventions (whether patentable or not), rights in Software, know-how, technology, data, databases and documentation thereof, utility models and (e) all other intellectual property rights, in each case, together with all goodwill associated therewith and, in each case, whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

"Intended Tax Treatment" has the meaning specified in the Recitals.

"Interim Period" has the meaning specified in Clause 7.1(a).

"IT Systems" means all computer systems, servers, networks, network equipment, firmware, Software, hardware, information technology systems or infrastructure, electronic data processing systems, communication networks, interfaces, platforms, peripherals and data or information contained therein or transmitted thereby, and other information technology equipment, in each case, whether owned, used, held for use, outsourced, leased or licensed.

"JOBS Act" means the U.S. Jumpstart Our Business Start-ups Act of 2012.

"Privileged Communications" has the meaning specified in Clause 12.18(a).

"Labor Agreement" has the meaning specified in Clause 4.11(a)(xvii).

"Law" means any statute, law (including common law), act, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

"Leased Real Property" means all real property leased, subleased, licensed or similarly used or occupied by the Company or its Subsidiaries.

"Leases" has the meaning specified in Clause 4.17(b).

"Letter of Transmittal" has the meaning specified in Clause 2.3(b).

"Liability" or "liability" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

"Lien" means any mortgage, charge, deed of trust, pledge, hypothecation, purchase option, right of first refusal, restriction, security interest, license, restriction on transfer, title defect, encroachment or other survey defect, or any other similar lien, encumbrance or interest.

"Material Leased Real Property" has the meaning specified in Clause 4.17(b).

"Material Permits" has the meaning specified in Clause 4.16.

"Measurement Time" means 12:01 a.m. (New York Time) on the Closing Date.

"Merger" has the meaning specified in the Recitals.

"Merger Claim" has the meaning specified in Clause 2.2(a)(vi)(B).

"Merger Consideration" has the meaning specified in Clause 2.2(a)(vi)(B).

"Merger Documents" has the meaning specified in Clause 2.2(a)(i).

"Merger Proposal" has the meaning specified in Clause 9.3(b).

"Merger Sub" has the meaning specified in the preamble hereto.

"Merger Sub Share" means the ordinary shares, par value $0.0001 per share, of Merger Sub.

"Merger Sub Shareholder Approval" has the meaning specified in the Recitals.

"Most Recent Balance Sheet" has the meaning specified in Clause 4.7(a).

"Parties" has the meaning specified in the preamble hereto.

"Party" has the meaning specified in the preamble hereto.

"PCAOB" means the U.S. Public Company Accounting Oversight Board.

"Pegasus" has the meaning specified in the preamble hereto.

"Pegasus Acquisition Proposal" means (a) any transaction or series of related transactions under which Pegasus or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Person(s) (in the case of each of paragraph (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Pegasus or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby or any promissory note issued by Pegasus to Sponsor (or its Affiliate or permitted designee) pursuant to Clause 2.1 or in relation to any working capital loan shall constitute a Pegasus Acquisition Proposal.

"Pegasus Board” has the meaning specified in the Recital.

"Pegasus Board Recommendation" has the meaning specified in Clause 9.3(b).

"Pegasus Class A Shares" means the Class A ordinary shares, par value of $0.0001 per share, of Pegasus.

"Pegasus Class B Shares" means the Class B ordinary shares, par value of $0.0001 per share, of Pegasus.

"Pegasus Closing Statement" has the meaning specified in Clause 3.3.

"Pegasus D&O Persons" has the meaning specified in Clause 7.3(a).

"Pegasus Disclosure Schedules" means the Disclosure Schedules to this Agreement delivered to the Company by Pegasus on the date of this Agreement in connection with the execution of this Agreement.

"Pegasus Exchange Fund" has the meaning specified in Clause 2.3(f).

"Pegasus Financial Statements" has the meaning specified in Clause 6.9(a).

"Pegasus Fundamental Representations" means the representations and warranties set forth in Clause 6.1 (Corporate Organization), Clause 6.2 (Due Authorization), Clause 6.12(b) (Capitalization) and Clause 6.7 (Brokers).

"Pegasus Group" has the meaning specified in Clause 12.18(a).

"Pegasus Memorandum and Articles of Association" means Pegasus’ Second Amended and Restated Memorandum and Articles of Association adopted by special resolution passed on April 19, 2023 and effective on April 19, 2023 (as further amended and/or restated from time to time).

"Pegasus Prospectus" means the prospectus relating to the initial public offering of Pegasus dated October 21, 2021 and filed with the SEC.

"Pegasus Redemption Amount" means the aggregate amount payable with respect to all Redeeming Pegasus Shares.

"Pegasus SEC Reports" has the meaning specified in Clause 6.8.

"Pegasus Securities" means, collectively, the Pegasus Shares and the Pegasus Warrants.

"Pegasus Shareholder" means a holder of Pegasus Shares.

"Pegasus Shareholder Redemption Right" means the right of the holders of Pegasus Class A Shares to redeem all or a portion of their Pegasus Class A Shares in connection with a Permitted Amendment, an Extention or the transactions contemplated by this Agreement as set forth in the Pegasus Memorandum and Articles of Association.

"Pegasus Shares" means, collectively, the Pegasus Class A Shares and the Pegasus Class B Shares.

"Pegasus Transaction Expenses" means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or its Subsidiaries, TopCo or Merger Sub, pursuant to the terms of this Agreement or any Transaction Document) by Pegasus in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents, or other agents or service providers of Pegasus and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Pegasus pursuant to this Agreement or any Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Pegasus Transaction Expenses shall not include any Company Transaction Expenses.

"Pegasus Units" means the units sold to the public by Pegasus as part of Pegasus’ initial public offering (whether purchased in such offering or thereafter in the public market) consisting of (a) one Pegasus Class A Share and (b) one-half (1/2) of one Public Warrant.

"Pegasus Warrants" means, collectively, the Private Placement Warrants and the Public Warrants.

"Permits" has the meaning specified in Clause 4.10(b).

"Permitted Amendment" has the meaning specified in Clause 8.4(a).

"Permitted Amendment Proxy Statement" has the meaning specified in Clause 8.4(b).

"Permitted Amendment Special Meeting" has the meaning specified in Clause 8.4(b).

"Permitted Liens" means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens arising or incurred in the ordinary course of business, and (i) that relate to amounts not yet due and payable or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with IFRS, (b) Liens arising or incurred under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with IFRS, (d) Liens, encumbrances and restrictions of record affecting title to real property (including easements, covenants, rights of way and similar restrictions of record) that do not or would not, individually or in the aggregate, prohibit or materially interfere with the use or occupancy of such real property or the business of the Company or its Subsidiaries, (e) rights, interests, Liens, or titles of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar property being leased or licensed, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company or its Subsidiaries and do not prohibit or materially interfere with any of the Company's or its Subsidiaries' use or occupancy of such real property or the business of the Company or its Subsidiaries, and (g) non-disclosure agreements and non-exclusive licenses of Intellectual Property, in each case, entered into in the ordinary course of business.

"Person" means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

"Personal Information" means any information relating to an identified or identifiable natural person, including personal data and personally identifiable information (each as defined in any Privacy Laws) that identifies, can be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including: (a) names, addresses, telephone numbers, email address, financial information, financial account number, personal health information, drivers' license numbers and government-issued identification numbers; and (b) Internet Protocol addresses, device identifiers or other persistent identifiers.

"PIPE Investment" has the meaning specified in the Recitals.

"PIPE Investors" has the meaning specified in the Recitals.

"PIPE Subscription Agreements" has the meaning specified in the Recitals.

"Plan of Merger" has the meaning specified in Clause 2.2(a)(i)

"Privacy Laws" means any and all applicable Laws in any applicable jurisdiction relating to the receipt, collection, compilation, use, storage, processing, protection, privacy, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border) or security (both technical and physical) of Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), General Data Protection Regulation, Regulation 2016/679/EU (GDPR), the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 (UK GDPR), any national legislation supplementing the GDPR or UK GDPR (such as, in the UK, the Data Protection Act 2018), the Privacy and Electronic Communications (EC Directive) Regulations 2003, the e-Privacy Directive (2002/58/EC), and the Data Protection Act (As Revised) of the Cayman Islands, including any predecessor, successor or implementing legislation in respect of the foregoing, any amendments or re-enactments of the foregoing, and any and all applicable Laws relating to breach notification in connection with Personal Information.

"Private Placement Warrants" means the Private Placement Warrants (as defined in the Warrant Agreement).

"Proceeding" means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

"Public Warrants" means the Public Warrants (as defined in the Warrant Agreement).

"Redeeming Pegasus Shares" means each Pegasus Class A Share in respect of which the applicable holder thereof has validly exercised its Pegasus Shareholder Redemption Right in connection with the transactions contemplated by this Agreement (and not waived, withdrawn or otherwise lost such rights in accordance with the terms of the Pegasus Memorandum and Articles of Association and applicable Law).

"Registered Intellectual Property" has the meaning specified in Clause 4.18(a).

"Registration Rights Agreement" has the meaning specified in the Recitals.

"Registration Statement/Proxy Statement" means a registration statement on Form F-4 relating to the Transactions and containing a proxy statement of Pegasus.

"Relevant Provider" has the meaning specified in Clause 9.5(b).

"Relevant Recipient" has the meaning specified in Clause 9.5(b).

"Representative" means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

"Required Company Shareholders' Consent" has the meaning specified in the Recitals.

"Required Pegasus Shareholder Approval" has the meaning specified in Clause 10.1(c).

"Sanctions and Export Control Laws" means all Laws applicable to the Company or any of its Subsidiaries relating to (a) import and export controls, including the U.S. Export Administration Regulations and the EU's Dual Use Regulation, (b) economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations and the United Kingdom, and (c) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, provided that the provision of any such Laws does not result in a violation of or conflict with the Council Regulation (EC) No 2271/96 of 22 November 1996 (as amended from time to time) protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) and/or any other applicable anti-boycott laws or regulations.

"Schedules" means the disclosure schedules of the Company and its Subsidiaries and/or the disclosure schedules of Pegasus, as the context requires.

"Schmid Group" has the meaning specified in Clause 12.18(b).

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Securities Laws" means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws and the rules and regulations promulgated thereunder.

"Security Incident" means any (a) breach of security, phishing incident, ransomware or malware attack adversely affecting any IT Systems or (b) incident in which Personal Information or any other data or information was or may have been accessed, disclosed, destroyed, processed, used or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by or on behalf of the Company or any Subsidiary).

"Shareholder Undertaking" has the meaning specified in the Recitals.

"Signing Filing" has the meaning specified in Clause 9.6(e).

"Signing Press Release" has the meaning specified in Clause 9.6(e).

"Software" means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

"Special Meeting" has the meaning specified in Clause 9.3(b).

"Sponsor" has the meaning specified in the Recitals.

"Sponsor Letter Agreement" has the meaning specified in the Recitals.

"Stock Exchange" means the New York Stock Exchange.

"Subsidiary" means each entity that is fully consolidated by the Company under IFRS.

"Surviving Company" has the meaning specified in the Recitals.

"Tax" means any federal, state, provincial, territorial, local, foreign and other net Income Tax, alternative or add-on minimum tax, base erosion minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding, employer payroll tax or social security contributions), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties and sales or use tax, or other tax or like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

"Tax Return" means any return, report, statement, refund, claim, declaration, information return, statement, election, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

"Termination Date" has the meaning specified in Clause 11.1(d).

"TopCo" has the meaning specified in the preamble hereto.

"TopCo Amended and Restated Articles of Association" has the meaning specified in Clause 2.2(f).

"TopCo Board of Directors" has the meaning specified in Clause 9.1(a).

"TopCo Officers" has the meaning specified in Clause 9.1(a).

"TopCo Ordinary Shares" means an ordinary share in the share capital of TopCo.

"Transaction Conditions" shall mean the conditions set forth in Clause 10 of this Agreement.

"Transaction Documents" shall mean this Agreement, the Plan of Merger, the Shareholder Undertaking, the Company Lock-Up Agreement, the Sponsor Letter Agreement, the PIPE Subscription Agreements, the Registration Rights Agreement, the Warrant Assumption Agreement, the TopCo Amended and Restated Articles of Association, the Dutch Deeds of Issue, the German Transfer Deed and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

"Transaction Litigation" has the meaning specified in Clause 8.2.

"Transaction Proposals" has the meaning specified in Clause 9.3(b).

"Transactions" means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger, the Business Combination and the Exchange.

"Treasury Regulations" means the regulations promulgated under the Code.

"Trust Account" has the meaning specified in Clause 6.6.

"Trust Agreement" has the meaning specified in Clause 6.6.

"Trustee" has the meaning specified in Clause 6.6.

"Unit Separation" has the meaning set forth in Clause 2.2(a)(vi)(A).

"VAT" means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value-added tax (EC Directive 2006/112) as amended from time to time, or (b) any tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere, including any interest, penalty, addition thereto.

"Warrant Agreement" that certain Warrant Agreement, dated as of October 21, 2021, by and between Pegasus and the Exchange Agent, as the warrant agent.

"Warrant Assumption Agreement" has the meaning specified in Clause 2.2(d).

"Withholding Party" has the meaning specified in Clause 2.5.

1.2	Construction

(a)	Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement, (iv) the terms "Clause", "Clause," "Schedule," "Exhibit" and "Annex" refer to the specified Clause, Clause, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word "including" shall mean "including without limitation," (vi) the word "or" shall be disjunctive but not exclusive and (vii) the phrase "to the extent" means the degree to which a thing extends (rather than if).

(b)	When used herein, "ordinary course of business" means an action taken, or omitted to be taken, in the ordinary and usual course of the Company's and its Subsidiaries' business, consistent with past practice.

(c)	Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)	Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)	The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)	Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)	References to "$" or "dollar" or "US$" shall be references to United States dollars.

(h)	All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(i)	The phrases "provided to," "furnished to," "made available to" and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than 5:00 p.m. (New York Time) on the third calendar day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual "data room" set up by the Company in connection with this Agreement or (ii) by delivery to such Party and its legal counsel via electronic mail.

1.3	Knowledge

As used herein, the phrase "knowledge" shall mean the actual knowledge, after due inquiry, (a) in the case of the Company, Merger Sub or TopCo, Christian Schmid and Anette Schmid and (ii) in the case of the Pegasus, Jeremey Mistry and Stefan Berger.

1.4	Equitable Adjustments

If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or Pegasus Shares or TopCo Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of this Agreement by Pegasus with respect to its Pegasus Shares or rights to acquire Pegasus Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or Pegasus Shares or TopCo Ordinary Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock or the holders of Pegasus Shares or the holders of TopCo Ordinary Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Clause 1.4 shall not be construed to permit any Party to take any action with respect to their respective securities or otherwise that is prohibited by the terms and conditions of this Agreement.

2.	Transactions

2.1	Pegasus Extension

(a)	Sponsor has deposited by January 26, 2023 in the Trust Account the aggregate amount required to cause an Extension of three months, and has before April 26, 2023 deposited in the Trust Account the aggregate amount required to cause a second Extension, in each case in accordance with the Pegasus Memorandum and Articles of Association (which may be amended and/or restated) and the prospectus relating to the initial public offering of Pegasus dated October 21, 2021 and filed with the US Securities and Exchange Commission (the "Pegasus Prospectus").

(b)	Notwithstanding anything to the contrary in this Agreement (including Clause 8.1), nothing in this Agreement shall prohibit or restrict Pegasus from extending one or more times, in accordance with the Pegasus Memorandum and Articles of Association and the Pegasus Prospectus, or by amendment to the Pegasus Memorandum and Articles of Association, the deadline by which it must complete its initial "Business Combination" (as such term is defined in the Pegasus Memorandum and Articles of Association) (each, an "Extension"), and no consent of any other Party shall be required in connection therewith.

2.2	Closing Transactions

On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Clause 2.2:

(a)	Merger

(i)	Effective Time. On the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Cayman Companies Act, on the Closing Date and immediately prior to giving effect to the Exchange, Pegasus, Merger Sub and TopCo shall cause a plan of merger between Pegasus, Merger Sub and TopCo (the “Plan of Merger”), substantially in the form attached hereto as Exhibit H, along with all other documentation and declarations required under the Cayman Companies Act in connection with the Merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies (the "Cayman Registrar"), in accordance with the relevant provisions of the Cayman Companies Act (together, the "Merger Documents"). The Merger shall become effective on the date that the Plan of Merger is registered by the Cayman Registrar in accordance with Section 233(13) of the Cayman Companies Act or on a subsequent date as is agreed by Pegasus and the Company and specified in the Merger Documents in accordance with the Cayman Companies Act (the time the Merger becomes effective being referred to herein as the "Effective Time").

(ii)	Merger. On the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and in accordance with the applicable provisions of the Cayman Companies Act, Pegasus shall merge with and into Merger Sub at the Effective Time. Following the Effective Time, the separate existence of Pegasus shall cease and Merger Sub shall continue as the surviving company of the Merger and shall succeed to and assume all the rights and obligations of Merger Sub and Pegasus in accordance with the Cayman Companies Act, and Merger Sub shall, upon the consummation of the transactions contemplated by Clause 2.2(a)(vi), continue as the Surviving Company as a direct, wholly-owned Subsidiary of TopCo.

(iii)	Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Pegasus and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Pegasus and Merger Sub set forth in this Agreement to be performed after the Effective Time.

(iv)	Governing Documents of Surviving Company. At the Effective Time, the memorandum and articles of association of the Surviving Company shall be in the form of the memorandum and articles of association of Merger Sub in effect immediately prior to the Effective Time, until thereafter amended or restated as provided therein or by applicable Law.

(v)	Directors and Officers of Surviving Company. At the Effective Time, the directors and officers of the Surviving Company shall be those persons agreed between the Company and Pegasus and specified in the Plan of Merger, shall to hold office in accordance with the Governing Documents of the Surviving Company until their resignation or removal in accordance with the Governing Documents of the Surviving Company or until their respective successors are duly elected or appointed and qualified. At the Effective Time, the board of directors and officers of Pegasus shall automatically cease to hold office.

(vi)	Effect of Merger on Pegasus Securities and Merger Sub Shares.

(A)	Immediately prior to the Effective Time, each Pegasus Unit that is issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Pegasus Class A Share and one-half (1/2) of one Public Warrant in accordance with the terms of the applicable Pegasus Unit (the "Unit Separation"); provided that no fractional Public Warrants will be issued in connection with the Unit Separation such that if a holder of Pegasus Units would be entitled to receive a fractional Public Warrant upon the Unit Separation, the number of Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Public Warrants. The detached Pegasus Securities shall be converted in accordance with the applicable terms of this Clause 2.2(a)(vi).

(B)	At the Effective Time (after giving effect to the Unit Separation), by virtue of the Merger and without any action on the part of any Party or the Pegasus Shareholders, each Pegasus Share (other than the Excluded Pegasus Shares, Redeeming Pegasus Shares and Dissenting Pegasus Shares) issued and outstanding as of immediately prior to the Effective Time (collectively, the "Eligible Pegasus Shares" and the holders of such Eligible Pegasus Shares being the "Eligible Pre-Closing Pegasus Shareholders") shall be automatically cancelled and extinguished in exchange for the right to receive the Merger Consideration, which Merger Consideration will be settled as follows: (A) each holder of an Eligible Pegasus Share will be entitled to a claim for a corresponding Equity Security in Merger Sub (each, a "Merger Claim" and collectively, the "Merger Claims"); (B) the Merger Claims will be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of the holders of the Eligible Pegasus Shares and in consideration for such contribution in kind TopCo shall issue a corresponding number of TopCo Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible, in each Eligible Pegasus Share, other than the Pegasus Class B Shares held by Sponsor and certain other holder of Pegasus Class B Shares referred to in paragraph (C) of this paragraph 2.2(a)(vi)(B), being exchanged for one TopCo Ordinary Share), and in fulfillment of each such Eligible Pre-Closing Pegasus Shareholder's respective obligations to pay up such TopCo Ordinary Shares; and (C) notwithstanding paragraphs (A) and (B) of this paragraph 2.2(a)(vi)(B), the 5,625,000 Pegasus Class B Shares held by Sponsor and certain other holders of Pegasus Class B Shares will entitle Sponsor and such other holders of Pegasus Class B Shares to claims for 2,812,500 Merger Claims, such Merger Claims to be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of Sponsor and such other holders of Pegasus Class B Shares and in consideration for such contribution in kind TopCo shall issue 2,812,500 TopCo Ordinary Shares, and in fulfillment of Sponsor's and the other holders of Pegasus Class B Shares' obligation to pay up such TopCo Ordinary Shares (together the "Merger Consideration") (such issuance, together with the Merger, the "Business Combination").

(C)	The Sponsor is agreeing in the Sponsor Letter Agreement (which is signed concurrently with this Agreement) to use 2,812,500 Pegasus Class B Shares as an incentive to negotiate non-redemption agreements with certain holders of Pegasus Class A Shares or to use as an incentive to enter into PIPE subscription agreements or other PIPE investment agreements (such as PIPE convertible bonds) with investors. The specific use of such Pegasus Class B Shares shall be agreed among the Sponsor, Pegasus and the Company in consultation with the financial advisor. In case Pegasus Class B Shares are used for such incentives, they shall be transferred to such investors pre-Closing and shall provide a maximum of 2,812,500 Merger Claims to be exchanged against TopCo Ordinary Shares, i.e. one Pegasus Class B Share shall provide such holder one Merger Claim which shall be used similarly as described in paragraph 2.2(a)(vi)(B). Any of such Pegasus Class B Shares which will not be used for this purpose, shall be cancelled on the Closing Date.

(D)	At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Pegasus Shareholders, each Pegasus Share that is issued and outstanding and held immediately prior to the Effective Time by Pegasus as treasury shares (each an “Excluded Pegasus Share”) shall be automatically cancelled and extinguished without any conversion thereof and no consideration shall be paid or payable with respect thereto.

(E)	At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Pegasus Shares, each Redeeming Pegasus Share that is issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and shall thereafter represent only the right to be paid a pro rata share of the Pegasus Redemption Amount in accordance with the Pegasus Memorandum and Articles of Association.

(F)	At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Pegasus Shareholders, each Dissenting Pegasus Share that is issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and shall thereafter represent only such rights as are granted by the Cayman Companies Act to a holder of Dissenting Pegasus Shares, subject to Clause 2.6.

(G)	At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Pegasus Shareholders, each Merger Sub Share that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and held by TopCo and constitute the only issued and outstanding shares in the capital of the Surviving Company.

(b)	At the Effective Time, the register of members of Pegasus shall be closed and no transfer of Pegasus Shares shall be made thereafter.

(c)	With effect from completion of the Business Combination, all TopCo Ordinary Shares owned by the Surviving Company shall be cancelled following the full dilution of such TopCo Ordinary Shares as a consequence of the Business Combination.

(d)	Assumption by TopCo of Pegasus Warrants.

In connection with and contingent upon the Business Combination, each Pegasus Warrant that is outstanding immediately prior to the Effective Time shall in conformity with the terms and conditions of the Warrant Assumption Agreement cease to represent a right to acquire Pegasus Class A Shares and shall represent, immediately following the completion of the Business Combination, a right to acquire TopCo Ordinary Shares (a "Converted Warrant") on the same contractual terms and conditions as were in effect with respect to Pegasus Warrants immediately prior to the Effective Time under the terms of the Warrant Agreement, as applicable; provided that each Converted Warrant: (i) shall represent the right to acquire the number of TopCo Ordinary Shares equal to the number of Pegasus Class A Shares subject to each such Pegasus Warrant immediately prior to the Effective Time; (ii) shall have an exercise price of $11.50 per whole TopCo Ordinary Share; and (iii) shall expire on the fifth anniversary of the Closing Date. TopCo shall enter into a warrant assumption agreement in substantially the form attached hereto as Exhibit F (the "Warrant Assumption Agreement") immediately following the completion of the Business Combination.

(e)	Exchange.

At the Closing, immediately after giving effect to the Business Combination, pursuant to the Shareholder Undertaking, and in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek), the Company Shareholders, as of immediately prior to the Closing, shall contribute their shares of Company Common Stock to TopCo, in return for the Exchange Consideration by, among other things, entering with TopCo into (i) a notarized contribution and transfer agreement governed by German law, in a form and substance reasonably satisfactory to Pegasus (the "German Transfer Deed"), pursuant to which such Company Shareholders shall contribute, assign and transfer to TopCo the shares of Company Common Stock owned by such Company Shareholders and (ii) a Dutch Deed of Issue, under which each share of Company Common Stock issued and outstanding as of immediately prior to the Closing shall be exchanged for such number of TopCo Ordinary Shares equal to the Company Per Share Consideration (the transactions contemplated by this Clause 2.2(e), the "Exchange").

(f)	Change in Legal Form of TopCo.

At the Closing, immediately after giving effect to the Exchange, a notarial deed of change of legal form shall be executed by a Dutch notary and TopCo shall (i) change its legal form to a public limited liability company (naamloze vennootschap) and (ii) amend and restate its articles of association pursuant to a notarial deed in the form attached hereto as Exhibit G (the "TopCo Amended and Restated Articles of Association").

(g)	PIPE Investment.

At the Closing, immediately after giving effect to the Exchange, TopCo and the PIPE Investors shall consummate, in so far as PIPE Subscription Agreements have been signed, the PIPE Investment pursuant to the PIPE Subscription Agreements and the applicable Dutch Deed of Issue.

(h)	DTC.

Prior to the Effective Time, the Parties shall cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (the "DTC") with the objective that the Exchange Agent and/or the Company Shareholders, as applicable, shall transmit to DTC or its nominee on the Closing Date the aggregate amount of the TopCo Ordinary Shares issued pursuant to this Clause 2.2.

2.3	Exchange Agent

(a)	Prior to the Closing, TopCo and Pegasus shall appoint the Exchange Agent to act on behalf of the Eligible Pre-Closing Pegasus Holders as of immediately prior to the Effective Time, and enter into an exchange agent agreement with the Exchange Agent (the "Exchange Agent Agreement") reasonably acceptable to TopCo, Pegasus and the Company for the purpose of (i) effecting the contribution of the Merger Claims that were deposited with the Exchange Agent and contributed to TopCo against the issuance of TopCo Ordinary Shares, each as contemplated by Clause 2.2(a)(vi)(B); and (ii) exchanging Certificates (if any) or uncertificated Pegasus Shares of the Eligible Pre-Closing Pegasus Holders as of immediately prior to the Effective Time (other than Excluded Pegasus Shares, Redeeming Pegasus Shares and Dissenting Pegasus Shares) for the TopCo Ordinary Shares issued to the Exchange Agent for the account and benefit of such Eligible Pre-Closing Pegasus Holders pursuant to Clause 2.2(a)(vi)(B). Immediately following the Effective Time, TopCo shall deposit with the Exchange Agent, for the benefit of the holders of the Merger Claims, the number of TopCo Ordinary Shares (in uncertificated form or book-entry form) sufficient to deliver the applicable TopCo Ordinary Shares to be issued to the holders of the Merger Claims pursuant to the applicable Dutch Deed of Issue and this Agreement.

(b)	As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of record of Pegasus Shares who received TopCo Ordinary Shares pursuant to Clause 2.2(a)(vi)(B) for its account and benefit: (i) a letter of transmittal in customary form to be approved by TopCo and Pegasus (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the "Letter of Transmittal"), which shall specify that, in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof (or of an affidavit of loss in lieu thereof) by the Exchange Agent or, in the case of uncertificated Pegasus Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as TopCo and Pegasus may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates (if any) held by any such holder of Pegasus Shares represented by Certificates (if any). In the event any such holder of Pegasus Shares does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal or does not deliver the Certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such Person shall not be entitled to receive the Merger Consideration unless and until such Person delivers a duly executed and completed Letter of Transmittal and Certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent. The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of Eligible Pegasus Shares receiving any portion of the Merger Consideration.

(c)	Upon receipt of a Letter of Transmittal (accompanied with all Certificates (if any) representing Eligible Pegasus Shares of the holder of such Eligible Pegasus Shares, to the extent such Eligible Pegasus Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by TopCo, the holder of such Eligible Pegasus Shares shall be entitled to receive in exchange therefor the Merger Consideration in book-entry form. Until surrendered as contemplated by Clause 2.3(b) and this Clause 2.3(c), each Eligible Pegasus Share shall be deemed at any time from and after the consummation of the Business Combination to represent only the right to receive upon such surrender the Merger Consideration which the holders of Eligible Pegasus Shares were entitled to receive in respect of such Eligible Pegasus Shares pursuant to Clause 2.2(a)(vi)(B) and Clause 2.3(b).

(d)	All TopCo Ordinary Shares delivered upon the surrender of Eligible Pegasus Shares in accordance with the terms of this Clause 2 shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Eligible Pegasus Shares and there shall be no further registration of transfers on the register of members of Pegasus of the Pegasus Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Pegasus Shares shall cease to have any rights as shareholders of Pegasus, except as provided in this Agreement or by applicable Law.

(e)	In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by TopCo, the provision by such Person of a customary indemnity against any claim that may be made against TopCo with respect to such Certificate (including by means of a medallion guarantee), in each case, in a form approved by each of the Exchange Agent and TopCo, and TopCo shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof as determined in accordance with this Clause 2.

(f)	Any portion of the Pegasus Exchange Fund that remains unclaimed by Eligible Pre-Closing Pegasus Holders who were entitled to receive a portion of the Pegasus Exchange Fund in accordance with Clause 2.2(a)(vi)(B) and this Clause 2.3 12 months after the Effective Time shall be returned to TopCo for no consideration and any such Eligible Pre-Closing Pegasus Holder who has not received its portion of the Pegasus Exchange Fund in accordance with Clause 2.2(a)(vi)(B) and this Clause 2.3 prior to that time, shall thereafter look only to TopCo (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for the delivery of the TopCo Ordinary Shares to which they are entitled, subject to TopCo receiving a Letter of Transmittal (accompanied with all Certificates (if any) representing Eligible Pegasus Shares of the holder of such Eligible Pegasus Shares, to the extent such Eligible Pegasus Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by TopCo. Notwithstanding the foregoing, TopCo shall not be liable to any holder or former holder of Pegasus Shares for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any TopCo Ordinary Shares remaining unclaimed by Eligible Pre-Closing Pegasus Holders 24 months after the Effective Time shall become, to the extent permitted by applicable Law, the property of TopCo free and clear of any claims or interest of any Person previously entitled thereto and TopCo. All TopCo Ordinary Shares deposited with the Exchange Agent pursuant to Clause 2.2(a)(vi)(B) and this Clause 2.3 shall be referred to as the "Pegasus Exchange Fund".

2.4	Further Assurances

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right and title to, and possession of, all assets, property, rights, privileges, powers and franchises of Pegasus and Merger Sub, the Parties will use commercially reasonable efforts to take, or cause to be taken, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.5	Withholding Rights

Notwithstanding anything in this Agreement to the contrary, Pegasus, Merger Sub, the Company, TopCo, the Surviving Company and their respective Affiliates, and any applicable withholding agent (each a "Withholding Party"), shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that if any Withholding Party determines that any amounts payable pursuant to this Agreement is subject to deduction and/or withholding (other than any withholding required in respect of compensatory amounts or amounts paid to a public shareholder of any of the Parties), then such Withholding Party shall (a) provide notice to such Person as soon as reasonably practicable after such determination and (b) cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

2.6	Dissenters’ Rights

Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Dissenting Pegasus Shares shall not be converted into, and such Dissenting Pegasus Shareholders shall have no right to receive, the applicable Merger Consideration unless and until such Dissenting Pegasus Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. The Pegasus Shares owned by any Pegasus Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights under Section 238 of the Cayman Companies Act shall cease to be Dissenting Pegasus Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Merger Consideration in accordance with Clause 2.2(a)(vi)(B), without any interest thereon.

3.	Closing

3.1	Closing

On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the "Closing") shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. (New York Time) on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions (other than any Transaction Conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such Transaction Conditions); provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing or (b) at such other place, time or date as the Parties may agree in writing; provided, further, that the Dutch Deeds of Issue (to the extent these are notarial deeds) and the Dutch deed adopting and implementing the TopCo Amended and Restated Articles of Association shall be executed by the applicable Persons in the Netherlands and the German Transfer Deed shall be executed in Germany, in each case, at or prior to the time required in Clause 2.1. The date on which the Closing shall occur is referred to herein as the "Closing Date."

3.2	Company Allocation Schedule

(a)	At least ten Business Days prior to the Closing Date, the Company shall deliver to Pegasus an allocation schedule (the "Allocation Schedule") setting forth the number of shares of Company Common Stock held by each Company Shareholder and the Exchange Consideration specifying the number of TopCo Ordinary Shares each Company Shareholder shall receive.

(b)	Section 3.2(b) of the Company Disclosure Schedules contains an illustrative Allocation Schedule (the "Illustrative Allocation Schedule") prepared by the Company as if the Closing occurred as of the date of this Agreement and, without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement or any Transaction Document or any Company Shareholder under any Transaction Document or the rights or remedies of Pegasus or the Sponsor with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company's capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to Pegasus pursuant to Clause 3.2(a). The Company will review any comments to the Allocation Schedule provided by Pegasus or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by Pegasus or any of its Representatives.

3.3	Closing Statements

At least three Business Days prior to the Closing Date, the Company shall deliver to Pegasus a statement (the "Company Closing Statement") setting forth the Company Transaction Expenses.

One Business Day prior to the Special Meeting and, in any event, not earlier than the time that the holders of Pegasus Class A Shares may no longer elect to redeem their Pegasus Class A Shares in accordance with the Pegasus Shareholder Redemption Right, Pegasus shall deliver to the Company and the Company Shareholders a statement (the "Pegasus Closing Statement") setting forth: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Pegasus Shareholder Redemption Right), (b) the aggregate amount of all payments required to be made in connection with the Pegasus Shareholder Redemption Right, (c) the Available Closing Pegasus Cash resulting therefrom, (d) the Pegasus Transaction Expenses, (e) the number of Pegasus Shares to be outstanding as of immediately prior to the Effective Time after giving effect to the Pegasus Shareholder Redemption Right, and (f) the number of Pegasus Class A Shares that may be issued upon the exercise of all Pegasus Warrants issued and outstanding as of immediately prior to the Effective Time and the exercise prices therefor. From and after the delivery of the Company Closing Statement or the Pegasus Closing Statement, as the case may be, until the Closing Date, each of Company and Pegasus shall provide the other Parties and their Representatives with reasonable access to information reasonably requested by Pegasus or the Company or any of their respective Representatives in connection with the review of the Company Closing Statement or the Pegasus Closing Statement, as the case may be, (ii) consider in good faith any comments to the Company Closing Statement or the Pegasus Closing Statement, as the case may be, provided by any other Party at least two Business Days prior to the Closing Date and (iii) revise the Company Closing Statement or Pegasus Closing Statement as needed to reflect any reasonable comments and any other comments that, based on its good faith assessment, are warranted or appropriate and deliver such revised Company Closing Statement or Pegasus Closing Statement, as the case may be, to any other Party prior to the Closing Date reflecting any such changes.

4.	Representations and Warranties relating to the Company

Except as disclosed in the negotiations of this Agreement in writing (including through any virtual dataroom) or set forth on Section 4 in the Company Disclosure Schedules (but subject to the terms of Clause 12.8), the Company hereby represents and warrants to Pegasus as follows:

4.1	Corporate Organization

The Company has been duly formed and is validly existing under the laws of the Federal Republic of Germany. The Company has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company. The copies of the Company's Governing Documents as in effect on the date hereof previously made available by the Company to Pegasus are true, correct and complete, are in full force and effect and have not been amended. The Company is duly licensed or qualified as a foreign entity in each jurisdiction in which the ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company is not in breach or violation of any provision set forth in its Governing Documents, except where such breach would not reasonably be expected to be individually or in the aggregate, material to the Company.

4.2	Subsidiaries

The Subsidiaries of the Company are set forth on Section 4.02 of the Company Disclosure Schedules. Each Subsidiary of the Company has been duly formed and is validly existing under the laws of its jurisdiction of organization. Each Subsidiary of the Company has the requisite corporate or other entity power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company's Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified as a foreign corporation or other entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company's Subsidiaries, taken as a whole. The jurisdiction of organization of each Subsidiary of the Company is identified on Section 4.02 of the Company Disclosure Schedules.

4.3	Due Authorization

The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by the Company pursuant to Clause 7.6, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement has been, and each Transaction Document to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document (when executed and delivered by the Company) will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors' rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the "Enforceability Exceptions").

4.4	Consents and Requisite Governmental Approvals; No Violations

(a)	No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company's execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing and registration of the Merger Documents under the applicable law of the Cayman Islands, (iv) the approvals and consents to be obtained on behalf of Merger Sub pursuant to Clause 5.4 or (v) any actions, notices, consents, approvals, waiver or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)	Neither the execution or delivery by the Company of this Agreement or any Transaction Document to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which the Company or any of its Subsidiaries is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of paragraphs (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.5	Capitalization

All of the Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Shareholder Agreement or any other Contract to which the Company is party or bound, (B) were not issued in violation of any pre-emptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than (i) Liens that would not delay, impair or prohibit the ability of any such Equity Securities participating in the Exchange or (ii) transfer restrictions under applicable Securities Laws). The Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company's Equity Securities.

4.6	Capitalization of Subsidiaries

There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. Except for shareholders’/joint venture agreements with shareholders of subsidiaries, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

4.7	Financial Statements

(a)	The Company made available to Pegasus true, correct and complete copies of (i) the audited consolidated statement of financial position of the Company as of December 31, 2021 and December 31, 2020 and December 31, 2019, and the related audited consolidated statements of comprehensive income and cash flows of the Company for the years then ended, and the related notes, prepared in compliance in all material respects, with German GAAP (HGB), and (ii) certain select items of the draft of the unaudited consolidated German GAAP balance sheet of the Company as of December 31, 2022 (the "Most Recent Balance Sheet"), and certain select items of the draft related unaudited consolidated German GAAP (HGB) statements of income and cash flows of the Company for the year ended December 31, 2022 (paragraphs (i) and (ii), collectively, the "Financial Statements," and, in the case of paragraph (i), contains an unqualified report of the Company's auditors). Each of the Financial Statements (including the notes thereto) (x) was prepared in accordance with German GAAP (HGB) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (y) give a true and fair view of the assets, liabilities and the financial position of the Company or any of its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein. For the avoidance of doubt: None of the statements in this Section 4.7 shall be construed or interpreted to refer to as an objective guarantee (objektive Bilanzgarantie) with respect to the respective Financial Statements and where reference is made to a specific accounting standard in connection with a Financial Statement only such accounting standard shall be relevant to determine whether or not, and how, any circumstances objectively existing as of the relevant reference date of the Financial Statements are to be reflected therein, including as regards the question as to whether and as of which time the subjective knowledge of such circumstances by a relevant person or relevant persons is decisive therefor; provided that the question whose knowledge is relevant shall also solely be determined by the relevant accounting standard referenced in the relevant Financial Statements.

(b)	The Company and the Company's Subsidiaries maintain and, for all periods covered by the Financial Statements and for the financial year 2022, have maintained books and records of the Company and the Company's Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and the Company's Subsidiaries in all material respects.

(c)	Since December 31, 2019, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim from its independent auditor, a member of its internal accounting, audit, treasury or legal functions or a Governmental Authority that there is (i) a "significant deficiency" in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) a "material weakness" in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

4.8	Undisclosed Liabilities

Except (a) for Liabilities reflected or reserved for on the Most Recent Balance Sheet, (b) for Liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by paragraphs (c) or (d) of this Clause 4.8), (c) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement, any Transaction Documents, the performance of their respective covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby and (d) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not have any Liabilities.

4.9	Litigation

There is (and since December 31, 2021 there has been) no Action pending or, to the Company's knowledge, threatened against or involving (a) the Company or any of the Company Subsidiaries, (b) any of the Company's or Company's Subsidiaries' material assets or properties, (c) any of the Company's or Company's Subsidiaries' managers, officers or directors or, to the Company's knowledge, any of the Company's or Company's Subsidiaries' employees (in each case, in their capacities as such) (in the case of each of paragraphs (a) through (c), seeking material non-monetary relief or involving an amount in controversy that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) or (d) any of the foregoing in such capacity in a criminal Action, except as disclosed in writing by the Company (including in the virtual dataroom). Neither the Company or any of the Company's Subsidiaries nor any of their properties or assets are subject to any outstanding Governmental Order that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there are (and since December 31, 2021 there have been) no material Actions by the Company or any of its Subsidiaries pending against any other Person, except as disclosed in writing by the Company (including in the virtual dataroom).

4.10	Compliance with Laws

(a)	To the Company’s knowledge, the Company and each of its Subsidiaries (i) conducts (and since December 31, 2021 has conducted) its business in accordance with all Laws and Governmental Orders applicable to the Company or any Company Subsidiary, as applicable, and is not in violation of any such Law or Governmental Order and (ii) has not received any written communications or, to the Company's knowledge, any other communications from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Governmental Order, except, in each case of paragraphs (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)	Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any of their respective directors, officers, employees, agents or other Persons acting on their behalf, has taken, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, ratification, solicitation or acceptance of the payment, directly or indirectly, of any gift, money, payment, contribution or anything of value to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause the Company or any of its Subsidiaries to be in violation of Anti-Corruption Laws, (ii) neither the Company nor any of its Subsidiaries has been subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, and (iii) neither the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any actual or alleged noncompliance with any Anti-Corruption Law or Sanctions and Export Control Law. The Company and its Subsidiaries have in place policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Sanctions and Export Control Laws. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, or, to the Company's knowledge, employees, other Representatives or agents (A) is or at any time within the past three years has been, (1) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (2) located, organized or resident in a country or territory (or government thereof) which is itself the subject of or target of any comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, the "Donetsk People’s Republic", the "Luhansk People's Republic", Cuba, Iran, North Korea and Syria); (3) an entity 50 per cent. or greater owned, directly or indirectly, by one or more Persons described in clause (1) or (2); or (4) otherwise in violation of any applicable Sanctions and Export Control Laws; or (B) has violated any Sanctions and Export Control Laws within the last three years. Since December 31, 2021, neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or licenses, approvals, consents, registrations, franchises or permits (the "Permits") held by the Company or any of its Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.11	Material Contracts

(a)	True, complete and correct copies of the following material contracts have been made available to Pegasus as part of the virtual dataroom process or otherwise:

(i)	any Contract relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries (other than any such Contracts relating to Indebtedness solely owing to the Company or any of its Subsidiaries) or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company or any of its Subsidiaries;

(ii)	any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person in each case for an aggregate purchase price in excess of €15,000,000 (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company or any of its Subsidiaries has any continuing obligation with respect to an "earn-out", contingent purchase price or other contingent or deferred payment obligation;

(iii)	any Contract under which the Company or any of its Subsidiaries is a lessee of or hold or operate, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed €500,000;

(iv)	any Contract under which the Company or any of its Subsidiaries are a lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed €500,000;

(v)	any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value in excess of €500,000, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(vi)	any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of (A) €500,000 annually or (B) €4,000,000 over the term of the agreement;

(vii)	any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or its Subsidiaries to engage or compete in any line of business or with any Person or in any area that would so limit or purport to limit, in any material respect, the operations of the TopCo or any of its Affiliates after the Closing, (B) contains any exclusivity, "most favored nation" or similar provisions, obligations or restrictions in favor of the Company's or such Subsidiary's counterparty to such Contract, (C) contains "take or pay", "requirements" or other similar provisions obligating the Company or any of its Subsidiaries to provide the quantity of goods or services required by another Person, or (D) contains any other provisions restricting or purporting to restrict the ability of the Company or its Subsidiaries to sell, manufacture, develop, commercialize, directly or indirectly through third parties, or to solicit any potential employee or customer, in the case of each of the foregoing clauses (A), (B), (C) and (D), in any material respect or that would so limit or purports to limit, in any material respect, TopCo or any of its Affiliates after the Closing;

(viii)	any Contract that (A) relates to (1) the licensing of, or grant of other rights under, material Intellectual Property to or from the Company or any Subsidiaries, or (2) the ownership, development or use of any Intellectual Property, or (B) affects the Company's or any Subsidiaries' ability to use, enforce or disclose any Intellectual Property in connection with the resolution of any claim or dispute related to Intellectual Property, excluding in the case of either (A) or (B) (x) non-exclusive end-user licenses for unmodified, commercially available, off-the-shelf Software, with an aggregate fee of less than €300,000, and (y) non-exclusive licenses granted by the Company or a Subsidiary to customers in the ordinary course of business consistent with past practice;

(ix)	any Contract that is a hosting agreement or a co-location agreement with an aggregate fee for hosting services in excess of €500,000;

(x)	any Contract requiring the Company or its Subsidiaries to guarantee the Liabilities of any Person (other than the Company or any Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company or any Subsidiary, in each case in excess of €200,000;

(xi)	any Contract under which the Company or any Subsidiary has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than between the Company and any Subsidiary) outside of the ordinary course of business or, individually or in the aggregate, in an amount in excess of €1,500,000 or made any capital contribution to, or other investment in, any Person;

(xii)	any settlement or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of €500,000 in the aggregate after the date of this Agreement, (B) with a Governmental Authority, or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on the Company or any of its Subsidiaries (or TopCo or any of its Affiliates after the Closing);

(xiii)	any Contract with a director, shareholder, executive officer, other employee or individual service provider of the Company or its Subsidiaries, in each case, with annual base compensation in excess of €500,000 or that (A) provides for Change of Control Payments or (B) provides for retention bonuses, severance, or similar payments in excess of €500,000;

(xiv)	any Lease involving annual lease payments in excess of €500,000;

(xv)	any (A) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing, joint development, research and development or other similar Contract, and (B) any Contract establishing any joint venture, profit-sharing, partnership, co-promotion, commercialization, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole (other than joint ventures, profit-sharing, partnerships, co-promotion, commercialization, strategic alliances, and other collaborations entered into for purposes of a specific project or group of projects and which are not material to the business of the Company and its Subsidiaries taken as a whole);

(xvi)	any other Contract the performance of which requires either (A) annual payments to or from the Company or any Subsidiary in excess of €700,000 or (B) aggregate payments to or from the Company or any Subsidiary in excess of €2,500,000 over the term of the agreement; and

(xvii)	any collective bargaining agreement or other Contract with any labor union, works council or labor organization (each, a "Labor Agreement").

(b)	Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the Company’s knowledge each Material Contract is (i) in full force and effect and (ii) a legal, valid and binding obligation of the Company or any of its Subsidiaries party thereto, enforceable in accordance with its terms against the Company or its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no material breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party under any Material Contract, and, to the knowledge of the Company, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure with respect thereto. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since December 31, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of the Company or any of its Subsidiaries thereunder.

4.12	Company Benefit Plans

The Company does not maintain any material Company Benefit Plan.

4.13	Labor Matters

(a)	Neither the Company nor any of its Subsidiaries is a party to (including through membership in an employer's association), or bound by (including for the avoidance of doubt being bound by any Governmental Order (e.g., declaration of generally applicability (Allgemeinverbindlichkeitserklärung) under German Law)), any Labor Agreement, nor is there any duty or obligation on the part of the Company or any of its Subsidiaries to consult or bargain with, receive consent from or notify any labor union, works council, labor organization or other employee representative, which is representing any employee of the Company or its Subsidiaries, in connection with the transaction as contemplated in this Agreement, prior to the execution of this Agreement. To the knowledge of the Company, none of the Company's or any of its Subsidiaries' employees are represented by any labor union, works council or labor organization with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, in the past three years, there have been no activities or proceedings by any labor union, works council, other labor organization to organize any of the Company's or any of its Subsidiaries' employees. In the past three years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practices charge, material labor dispute, material labor grievance, material labor arbitration, strike, organized labor slowdown, lockout, material concerted refusal to work overtime, or organized labor work stoppage against or affecting the Company or any of its Subsidiaries.

(b)	Except as would not result in a material Liability for the Company and its Subsidiaries, each individual, who is providing or, within the past three years, has provided services to the Company and its Subsidiaries as an individual independent contractor or consultant is or was properly classified and treated as such for all applicable purposes.

(c)	The Company and its Subsidiaries are, and for the past three years have been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since December 31, 2019, there have been no sexual harassment allegations or employment discrimination allegations raised, brought or, to the knowledge of the Company, threatened to be brought, or settled relating to any officer, director, or executive of the Company or any of its Subsidiaries other than any such allegations which have been investigated and with respect to which the Company and its Subsidiaries (i) concluded there was no unlawful action or (ii) took prompt corrective action.

(d)	No facility closure or shutdown, reduction-in-force, furlough, short-time work, temporary layoff, material reduction in hours, or material reduction in salary or wages affecting employees of the Company or its Subsidiaries has occurred since March 31, 2020 or is currently contemplated, planned or announced, except for short-time work as a result of COVID-19 between April 1, 2020 and September 30, 2021. The Company and its Subsidiaries have not experienced any material employment-related liability with respect to COVID-19. The Company and its Subsidiaries have not experienced any material employment-related liability with respect to COVID-19.

(e)	To the knowledge of the Company, no current employee of the Company or its Subsidiaries with annualized compensation at or above €150,000, has provided notice of his or her intent to terminate his or her employment in calendar years 2022 or 2023.

4.14	Taxes

(a)	All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)	All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with IFRS.

(c)	Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)	Neither the Company nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to a material amount of Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e)	There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(f)	Neither the Company nor any of its Subsidiaries is a party to, or bound by or has any material obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(g)	Neither the Company nor any of its Subsidiaries is considered a Tax resident in any jurisdiction other than its jurisdiction of formation nor has created or is considered to have a permanent establishment in any country other than the country in which it is established, provided that TopCo will be created in the Netherlands but will be a Tax resident in Germany.

(h)	Neither the Company nor any Subsidiary has taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

4.15	Insurance

The Company has taken out and maintains insurances relating to its business and assets with reputable underwriters or insurance companies to the extent that such insurances are usually taken out and maintained for companies carrying on the same or substantially similar business. All such policies are in full force and effect as of the date of this Agreement, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. As of the date of this Agreement, no claim by the Company or any of its Subsidiaries is pending under any such policies as to which coverage has been denied by the insurers thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.16	Permits

Each of the Company and its Subsidiaries holds all Permits (the "Material Permits") that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company and its Subsidiaries. To the Company’s knowledge, the Company is, and since December 31, 2021 has been, in compliance with the terms of all the Material Permits except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole. To the Company's knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company or any of its Subsidiaries to be in compliance in all material respects with the terms of the Material Permits.

4.17	Property

(a)	Owned Real Property.

Except for the items indicated in Section 4.17(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries owns any real property or interest therein.

(b)	Leased Real Property.

The Company has made available to Pegasus true, correct and complete copies of the Contracts (including all modifications, amendments, guarantees, supplements, waivers, extensions, renewals, side letters and other agreements with respect thereto) pursuant to which the Company or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) Leased Real Property in respect of which the Company or any of its Subsidiaries are required to pay €250,000 or more annually in rent (the "Material Leased Real Property") or is otherwise a party with respect to the Material Leased Real Property (the "Leases"). Each Lease is in full force and effect and is a valid, legal and binding obligation of the Company or its Subsidiary that is a party thereto, enforceable in accordance with its terms against the Company or its Subsidiary (as applicable) and, to the Company's knowledge, each other party thereto, subject, in each case, to the Enforceability Exceptions. The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and materially undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. Neither the Company nor its Subsidiaries has a sublease, license or other Contract granting to any Person the right to use or occupy any Leased Real Property or any portion thereof. To the knowledge of the Company, neither the Company or any of its Subsidiaries nor any other party under any Lease is in material breach or default under any Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any Lease or would permit the termination thereof by any party of any Lease. Neither the Company nor any of its Subsidiaries that is a party to a Lease has assigned, transferred, conveyed, mortgaged, deed in trust, encumbered, or collaterally assigned or granted any other security interest in any Lease or any interest therein.

(c)	Personal Property.

The Company and each of its Subsidiaries own and have good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material (i) equipment, tangible personal property and tangible assets of the Company and its Subsidiaries and (ii) assets and properties of the Company and its Subsidiaries, in each case of clauses (i) and (ii), free and clear of all Liens (other than Permitted Liens) and as reflected in the Financial Statements or thereafter acquired by the Company or any of its Subsidiaries, except for assets disposed of in the ordinary course of business.

(d)	Assets; Sufficiency.

The tangible assets and properties of the Company and its Subsidiaries are in good operating condition in all material respects (normal wear and tear excepted) and are fit, in all material respects, for use in the ordinary course of business, and no material uninsurable damage has, since the Most Recent Balance Sheet, occurred with respect to such assets and properties. Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Company and its Subsidiaries will constitute all of the assets necessary to conduct the business immediately after the Closing in all material respects as it is conducted on the date of this Agreement. The Company and each of its Subsidiaries own, lease, license or have the legal right to use or otherwise hold good, valid and enforceable title to all the properties, assets, tangible or intangible, of the Company and its Subsidiaries reflected on the Financial Statements (collectively, the "Company Assets"), except for any Company Assets, that have been sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the applicable balance sheets. The Company, the Company Assets are not subject to any Liens (other than Permitted Liens). At the Closing, the Company and each of its Subsidiaries will, directly or indirectly, own, with good, valid and enforceable title, or lease, under valid and enforceable leases, or have legal right or license to use, the Company Assets, free and clear of any Liens (other than Permitted Liens).

4.18	Intellectual Property and IT Security

(a)	To the knowledge of the Company, all of the material patents, registered trademarks, registered service marks or domain names owned by the Company or any of its Subsidiaries as of the date of this Agreement for which applications have been filed or registrations or patents have been obtained as of the date of this Agreement (collectively, the "Registered Intellectual Property") are subsisting, valid and enforceable. The Company or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission, all Registered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or otherwise used in the operation of the business of the Company and its Subsidiaries, as presently conducted, except for such Registered Intellectual Property with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (it being understood that this Clause 4.18(a) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property).

(b)	To the knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries, and the business conducted thereby, are not currently infringing upon, misappropriating or otherwise violating any Registered Intellectual Property rights of any Person, and have not in the six years prior to the date of this Agreement, infringed upon, misappropriated, or otherwise violated any Registered Intellectual Property rights of any Person. In the six years prior to the date of this Agreement, the Company and its Subsidiaries have not received any communication, and no action has been instituted, settled or, to the knowledge of the Company and its Subsidiaries, threatened, that alleges any such infringement, violation or misappropriation of any Registered Intellectual Property rights of any Person. No third party is infringing upon, misappropriating or otherwise violating any Registered Intellectual Property of the Company or any of its Subsidiaries nor has any third party, in the six years prior to the date of this Agreement, infringed upon, misappropriated or otherwise violated any Registered Intellectual Property of the Company or any of its Subsidiaries.

(c)	To the knowledge of the Company, the Company and its Subsidiaries are in material compliance with all license, maintenance, support and services agreements for third party Software used in its business, except where the failure to be in compliance would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(d)	The Company and its Subsidiaries have taken commercially reasonable steps under the circumstances to maintain and protect all of the Registered Intellectual Property of the Company and its Subsidiaries (including the confidentiality thereof). Each current or former consultant and contractor of the Company and its Subsidiaries has entered into a written agreement with the applicable Company or Subsidiary assigning to the Company or such Subsidiary all Registered Intellectual Property created by such Person within the scope of such Person's duties to the Company or such Subsidiary and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company or such Subsidiary. To the knowledge of the Company, no current or former consultant or contractor of the Company or any Subsidiary has or is in breach of any such agreement.

(e)	To the knowledge of the Company, the Company and its Subsidiaries possess or have the right to use all source code and other documentation and materials necessary to compile and operate their products. To the knowledge of the Company, neither the Company nor any Subsidiary (i) has disclosed, delivered, licensed or otherwise made available, or (ii) has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any material source code for any material Software owned by the Company or any Subsidiary to any person.

(f)	To the knowledge of the Company, none of the material Software of the Company or any Subsidiary is distributed with open source software in a manner that has or would (i) require any public distribution of any such Software, (ii) create obligations for the Company or any Subsidiary to grant, or purport to grant, to any Person any rights under any material Intellectual Property owned by the Company or any of its Subsidiaries (including any patent non-asserts or patent licenses), (ii) impose any present economic limitations on the Company's or any Subsidiaries' commercial exploitation thereof, or (iv) require that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such Software.

(g)	The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain the security, confidentiality, continuous operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby), including the implementation of appropriate procedures to ensure that the IT Systems are free of any viruses. The Company and its Subsidiaries have back-up and disaster recovery arrangements for the continued operation of their business in the event of a failure of their IT Systems that are, in the reasonable determination of the Company's management team, in accordance with standard industry practice. Since December 31, 2021, the Company and its Subsidiaries have not experienced any Security Incident that has had a Company Material Adverse Effect.

(h)	The IT Systems (i) are sufficient for the needs of the business of the Company and its Subsidiaries as currently conducted, (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of licenses as necessary for the operation of the Company and its Subsidiaries, and (iii) are owned by, leased by or licensed to, the Company or its Subsidiaries.

(i)	Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company's and its Subsidiaries' processing, collection, use, disclosure, storage and transfer of Personal Information complies in all respects with, and since December 31, 2021 has complied in all material respects with (i) any Contract to which any of them is a party, (ii) any of their published privacy policies and (iii) any applicable Privacy Laws. The Company and its Subsidiaries have implemented and maintained adequate policies, procedures and systems in accordance with applicable Privacy Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not received any complaints, notices of investigation, written notices, orders, correspondence or claims from any consumers, Governmental Authority, Person or other entities alleging a breach of, or non-compliance with, the Privacy Laws and, to the knowledge of the Company and its Subsidiaries, no circumstances exist which are likely to result in any such complaints, investigations, notices, orders, correspondence or claims being sent, served, given or made that would be expected to have a material impact on the Company or its Subsidiaries.

4.19	Environmental Matters

(a)	To the knowledge of the Company, the Company and its Subsidiaries are, and since December 31, 2019 have been, in compliance in all material respects with all applicable Environmental Laws.

(b)	To the knowledge of the Company, each of the Company and its Subsidiaries holds and is in compliance with, and has since December 31, 2019 held and been in compliance in all material respects with, all Permits that are materially required under applicable Environmental Laws to own, lease or operate its properties and assets and to conduct its business.

(c)	To the knowledge of the Company, since December 31, 2021, neither the Company nor any of its Subsidiaries has received any written notice or report of any material violations of, or material liabilities arising under, Environmental Laws, including any material violations concerning any Hazardous Materials.

(d)	There has been no release of, contamination by, or exposure of any Person to, any Hazardous Materials at, in, on or under any Leased Real Property, or at any other location in connection with the Company's or its Subsidiaries' operations, in each case as has resulted or would result in material liabilities to the Company or its Subsidiaries arising under Environmental Law.

(e)	Neither the Company nor any Subsidiary has assumed, undertaken or provided an indemnity with respect to any material liability of any other Person arising under Environmental Law.

(f)	The Company and its Subsidiaries have made available to Pegasus copies of any material environmental reports and other material environmental documents related to the Company, its Subsidiaries and the Leased Real Property in each case that are in their possession or under their reasonable control.

4.20	Absence of Changes

During the period beginning on the date of the Most Recent Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Transaction Document or in connection with the transactions contemplated hereby and thereby, the Company and its Subsidiaries have conducted their respective business in the ordinary course in all material respects.

4.21	Brokers

Other than as described in Section 6.07 of the Pegasus Disclosure Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates for which the Company has any obligation.

4.22	Transactions with Affiliates

Except for the Contracts and transactions disclosed to Pegasus in the dataroom, there are no Contracts or transactions between (a) the Company or any of its Subsidiaries, on the one hand, and any (b) officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of the Company or any of its Subsidiaries or any family member of the foregoing Persons, on the other hand (each Person identified in this paragraph (b), a "Company Related Party") other than (i) Contracts with respect to a Company Related Party's employment with (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business, and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Clause 7.1(b) or entered into in accordance with Clause 7.1(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company's business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Company or (D) owes any material amount to, or is owed any material amount by, the Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Clause 7.1 or entered into in accordance with Clause 7.1). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Clause 4.22 (including, for the avoidance of doubt, pursuant to the second sentence of this Clause 4.22) are referred to herein as "Company Related Party Transactions".

4.23	Information Supplied

None of the information supplied or to be supplied by, or on behalf of, the Company and its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pegasus Shareholders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.24	Shareholder Undertaking

The Shareholder Undertaking is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company or, to the Company's knowledge, the Company Shareholders. There are no other agreements, side letters or arrangements between or among the Company, TopCo or the Company Shareholders relating to the matters addressed by the Shareholder Undertaking (other than the Transaction Documents or the agreements set forth in the Shareholder Undertaking). To the Company's knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company or the Company Shareholders under any material term or condition of the Shareholder Undertaking.

4.25	Investigation; No Other Representations

(a)	The Company its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Pegasus and TopCo and (ii) it has been furnished with or given access to such documents and information about Pegasus and TopCo and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b)	In entering into this Agreement and the other Transaction Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Clause 6 and in the Transaction Documents to which it is a party and no other representations or warranties of Pegasus or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Clause 6 and in the Transaction Documents to which it is a party, neither Pegasus nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

4.26	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PEGASUS, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CLAUSE 4, CLAUSE 5, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO PEGASUS OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PEGASUS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN CLAUSE 4, CLAUSE 5, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR ANY OF ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PEGASUS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

5.	Representations and Warranties relating to TopCo and Merger Sub

Except as set forth in the Pegasus Disclosure Schedules (but subject to the terms of Clause 12.8), each of TopCo and Merger Sub hereby represents and warrants to the Company as follows:

5.1	Corporate Organization

Each of TopCo and Merger Sub is a corporation, exempted company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable).

5.2	Due Authorization

Each of TopCo and Merger Sub has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of each of TopCo and Merger Sub and no other proceeding on the part of TopCo or Merger Sub, as the case may be, is necessary to authorize this Agreement or such Transaction Documents or performance by TopCo or Merger Sub, as the case may be, hereunder or thereunder. This Agreement has been, and each Transaction Document to which TopCo or Merger Sub, as the case may be, will be party will be, duly and validly executed and delivered by TopCo or Merger Sub, as the case may be, and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which TopCo or Merger Sub, as the case may be, will be party, will constitute a legal, valid and binding obligation of TopCo or Merger Sub, as the case may be, enforceable against TopCo or Merger Sub, as the case may be, in accordance with its terms, subject to the Enforceability Exceptions.

5.3	Capitalization

(a)	On the Closing Date, immediately prior to Closing, the issued share capital of TopCo shall consist of one TopCo Ordinary Share, which shall be duly authorized, validly issued and subject to a payment obligation of EUR €0.01 only. On the Closing Date, immediately following the Closing, such issued and outstanding TopCo Ordinary Share (i) shall have been issued in compliance with the Governing Documents of TopCo and applicable Law and (ii) shall not have been issued in breach or violation of any pre-emptive rights or Contract. Except as set forth in the second sentence of this Clause 5.3(a), immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be no other TopCo Ordinary Shares or other equity securities of TopCo authorized, reserved, issued or outstanding.

(b)	Immediately prior to the Effective Time, the issued share capital of Merger Sub shall consist of one Merger Sub Share held by TopCo, which shall be duly authorized, validly issued and fully paid.

(c)	As of the date hereof, TopCo has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub, and after giving effect to the Exchange TopCo will have no Subsidiaries other than the Surviving Company and the Company and its Subsidiaries.

(d)	Immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for TopCo Ordinary Shares or any other Contracts to which TopCo is a party or by which TopCo is bound obligating TopCo to issue or sell any shares of capital stock of, other equity interests in or debt securities of, TopCo, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in TopCo and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of TopCo Ordinary Shares, in each case except as expressly provided for in this Agreement or the transactions contemplated thereby.

5.4	Consents and Requisite Governmental Approvals; No Violations

(a)	No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of TopCo or Merger Sub with respect to TopCo's and Merger Sub's execution, delivery or performance of its obligations under this Agreement or the other Transactions Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing and registration of the Merger Documents under the applicable law of the Cayman Islands or (iv) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)	Neither the execution, delivery or performance by TopCo and Merger Sub of this Agreement nor the Transaction Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of TopCo or Merger Sub's Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which TopCo or Merger Sub is a party, (iii) violate, or constitute breach under, any Governmental Order or applicable Law to which TopCo or Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens), except, in the case of any of paragraphs (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

5.5	Business Activities

Each of TopCo and Merger Sub was organized or formed solely for the purpose of entering into this Agreement, the Transaction Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

5.6	Brokers

No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TopCo or Merger Sub or any of their Subsidiaries or Affiliates for which TopCo or Merger Sub have any obligation.

5.7	Investment Company Act

TopCo is not an "investment company" or a Person directly or indirectly "controlled" by or acting on behalf of a person subject to registration and regulation as an "investment company", in each case, within the meaning of the Investment Company Act of 1940, as amended.

5.8	Investigation; No Other Representations

(a)	Each of TopCo and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Pegasus and (ii) it has been furnished with or given access to such documents and information about Pegasus and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b)	In entering into this Agreement and the other Transaction Documents to which it is a party, each of TopCo and Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Clause 6 and in the Transaction Documents to which it is a party and no other representations or warranties of Pegasus or any other Person, either express or implied, and each of TopCo and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Clause 6 and in the Transaction Documents to which it is a party, neither Pegasus nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

5.9	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PEGASUS OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN CLAUSE 4, THIS CLAUSE 5, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, NEITHER TOPCO, MERGER SUB NOR ANY OTHER PERSON MAKES, AND EACH OF TOPCO AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF TOPCO OR MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO PEGASUS OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF TOPCO AND MERGER SUB BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PEGASUS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN CLAUSE 4, THIS CLAUSE 5, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY TOPCO OR MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF TOPCO OR MERGER SUBS, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PEGASUS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

6.	Representations and Warranties relating to Pegasus

Except as set forth in (a) Pegasus Disclosure Schedules (but subject to the terms of Clause 12.8) or (b) any Pegasus SEC Reports (excluding any disclosures in any "risk factors" clause that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Pegasus hereby represents and warrants to the Company, TopCo and Merger Sub as follows:

6.1	Corporate Organization

Pegasus is an exempted company duly incorporated, validly existing and in good standing under the applicable law of the Cayman Islands. The copy of the Pegasus Memorandum and Articles of Association as in effect on the date hereof previously made available by Pegasus to the Company are true, correct and complete, are in full force and effect and have not been amended.

6.2	Due Authorization

Pegasus has the requisite exempted company power and authority to: (i) execute and deliver this Agreement and each Transaction Document (other than the Plan of Merger) to which Pegasus is or will be a party, (ii) subject to obtaining the Required Pegasus Shareholder Approval, to execute and deliver the Plan of Merger, and (iii) subject to obtaining the Required Pegasus Shareholder Approval, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Required Pegasus Shareholder Approval, the execution and delivery of this Agreement, the Transaction Documents to which Pegasus is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of Pegasus. This Agreement has been, and each Transaction Document to which Pegasus is or will be upon execution thereof, duly and validly executed and delivered by Pegasus and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the other Persons party hereto or thereto, a valid, legal and binding agreement of Pegasus (assuming this Agreement has been and the Transaction Documents to which Pegasus is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Pegasus in accordance with their terms, subject to the Enforceability Exceptions.

6.3	Litigation

There is (and since its incorporation there has been) no Proceeding pending or, to Pegasus's knowledge, threatened against or involving Pegasus that, if adversely decided or resolved, would be material to Pegasus. Neither Pegasus nor any of their respective properties or assets is subject to any material Governmental Order. As of the date of this Agreement, there are no material Proceedings by Pegasus pending against any other Person.

6.4	Compliance with Applicable Law

Pegasus is (and since its incorporation has been) in compliance with all applicable Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to Pegasus.

6.5	Consents and Requisite Government Approvals; No Violations

(a)	No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Pegasus with respect to Pegasus's execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing and registration of the Merger Documents under the applicable law of the Cayman Islands, (iv) the Required Pegasus Shareholder Approval or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to Pegasus.

(b)	Neither the execution, delivery or performance by Pegasus of this Agreement nor the Transaction Documents to which Pegasus is or will be a party nor the consummation by Pegasus of the transactions contemplated hereby and thereby will (i) result in any breach of any provision of the Pegasus Memorandum and Articles of Association, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Pegasus is a party or by which Pegasus or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which Pegasus or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of Pegasus, except in the case of paragraphs (ii) and (iii) above, as would not reasonably be expected to be, individually or in the aggregate, material to Pegasus.

6.6	Trust Account

As of the date of this Agreement, Pegasus has an amount in cash equal to at least $275,000,000 in a trust account (the "Trust Account"). The funds held in the Trust Account are (a) invested in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement signed in connection with the initial public offering of Pegasus (the "Trust Agreement"), between Pegasus and Continental Stock Transfer & Trust Company, as trustee (the "Trustee"). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Pegasus SEC Reports to be inaccurate in any material respect or, to Pegasus's knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) Pegasus Shareholders who shall have elected to redeem their Pegasus Class A Shares pursuant to the Pegasus Memorandum and Articles of Association or (iii) if Pegasus fails to complete a business combination within the allotted time period set forth in the Pegasus Memorandum and Articles of Association and liquidates the Trust Account, subject to the terms of the Trust Agreement, Pegasus (in limited amounts to permit Pegasus to pay the expenses of the Trust Account's liquidation, dissolution and winding up of Pegasus) and then the holders of Pegasus Class A Shares). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Pegasus Memorandum and Articles of Association and the Trust Agreement. As of the date of this Agreement, Pegasus has performed all material obligations required to be performed by it to date under, and is not in material breach or default, or delinquent in performance in any material respect or any other respect (claimed or actual) in any material respect, under the Trust Agreement, and, to the knowledge of Pegasus, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since October 21, 2021, Pegasus has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement or in connection with the exercise of Pegasus Shareholder Redemption Rights). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes, (B) to the Pegasus Shareholders who have elected to redeem their Pegasus Class A Shares pursuant to the Pegasus Memorandum and Articles of Association and (C) TopCo, each in accordance with the terms of and as set forth in the Trust Agreement), Pegasus shall have no further obligation under either the Trust Agreement or the Pegasus Memorandum and Articles of Association to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

6.7	Brokers

Except for the fees and commissions described in Section 6.07 of the Pegasus Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pegasus for which Pegasus has any obligation.

6.8	SEC Filings

Pegasus has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing through the date hereof, the "Pegasus SEC Reports"), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the "Additional Pegasus SEC Reports"). Each of the Pegasus SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Pegasus SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Pegasus SEC Reports or the Additional Pegasus SEC Reports (for purposes of the Additional Pegasus SEC Reports, assuming that the representation and warranty set forth in Clause 4.23 is true and correct in all respects with respect to all information supplied by or on behalf of the Company and its Subsidiaries expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Pegasus SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Pegasus SEC Reports, assuming that the representation and warranty set forth in Clause 4.23 is true and correct in all respects with respect to all information supplied by or on behalf of the Company and its Subsidiaries expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Pegasus SEC Reports.

6.9	Internal Controls; Listing; Financial Statements

(a)	Except as is not required in reliance on exemptions from various reporting requirements by virtue of Pegasus's status as an "emerging growth company" within the meaning of the Securities Act, as modified by the JOBS Act, or "smaller reporting company" within the meaning of the Exchange Act, since its initial public offering, (i) Pegasus has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Pegasus's financial reporting and the preparation of Pegasus's financial statements included in the Pegasus SEC Reports (collectively, the "Pegasus Financial Statements") for external purposes in accordance with GAAP and (ii) Pegasus has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Pegasus is made known to Pegasus's principal executive officer and principal financial officer by others within Pegasus.

(b)	Pegasus has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)	Since its initial public offering, except as set forth in Section 6.09(c) of Pegasus Disclosure Schedules, Pegasus has complied in all material respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange. The Pegasus Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange. As of the date of this Agreement, there is no Proceeding pending or, to the Pegasus's knowledge, threatened against Pegasus by the Stock Exchange or the SEC with respect to any intention by such entity to deregister Pegasus Class A Shares or prohibit or terminate the listing of Pegasus Class A Shares on the Stock Exchange. Pegasus has not taken any action that is designed to terminate the registration of Pegasus Class A Shares under the Exchange Act.

(d)	The Pegasus SEC Reports contain true and complete copies of the applicable Pegasus Financial Statements. The Pegasus Financial Statements (i) fairly present in all material respects the financial position of Pegasus as at the respective dates thereof, and the results of its operations, shareholders' equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited Pegasus Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)	Pegasus has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management's authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Pegasus's and its Subsidiaries' assets. Pegasus maintains and, for all periods covered by the Pegasus Financial Statements, has maintained books and records of Pegasus in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets, and liabilities of Pegasus in all material respects.

(f)	Since its incorporation, other than disclosed to the Company, Pegasus has not received any written complaint, allegation, assertion or claim that there is of any (i) a "significant deficiency" in the internal controls over financial reporting of Pegasus, (ii) a "material weakness" in the internal controls over financial reporting of Pegasus or (iii) fraud, whether or not material, that involves management or other employees of Pegasus who have a significant role in the internal controls over financial reporting of Pegasus.

(g)	Section 6.09(g) of the Pegasus Disclosure Schedules sets forth a list of all Indebtedness of Pegasus as of the date of this Agreement.

6.10	No Undisclosed Liabilities

Except for the Liabilities (a) set forth in Section 6.10 of the Pegasus Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, (c) reflected or reserved for in the most recent balance sheet in the Pegasus Financial Statements included in the Pegasus SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the Pegasus SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by paragraphs (b) or (c) of this Clause 6.10), or (e) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Pegasus, Pegasus has no Liabilities.

6.11	Taxes

(a)	All material Tax Returns required by Law to be filed by Pegasus have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)	All material amounts of Taxes due and owing by Pegasus have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

(c)	Pegasus has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)	Pegasus is not engaged in any material audit, administrative proceeding or judicial proceeding with respect to a material amount of Taxes. Pegasus has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where Pegasus does not file a Tax Return that Pegasus is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Pegasus and no written request for any such waiver or extension is currently pending.

(e)	There are no Liens with respect to material Taxes on any of the assets of Pegasus, other than Permitted Liens.

(f)	Pegasus is not a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(g)	Pegasus is not considered a Tax resident in any jurisdiction other than its jurisdiction of formation nor has created or is considered to have a permanent establishment in any country other than the country in which it is established.

(h)	Pegasus has not taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

6.12	Capitalization

(a)	Section 6.12(a) of the Pegasus Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of the number and class or series (as applicable) of the issued and outstanding Pegasus Shares and the Pegasus Warrants. All outstanding Equity Securities of Pegasus (except to the extent such concepts are not applicable under the applicable Law of Pegasus's jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Pegasus Memorandum and Articles of Association and (ii) are not subject to any pre-emptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than as set forth under the Pegasus Memorandum and Articles of Association or transfer restrictions under applicable Securities Laws) and were not issued in violation of any pre-emptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except (i) for this Agreement, (ii) the Transaction Documents and the transactions contemplated hereby and thereby, (iii) as set forth in the Pegasus Memorandum and Articles of Association and (iv) as set forth on Section 6.12(a) of Pegasus Disclosure Schedules, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require Pegasus, and, except as expressly contemplated by this Agreement or the Transaction Documents, there is no obligation of Pegasus, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Pegasus.

(b)	As of the date of this Agreement, (i) the authorized share capital of Pegasus consists of $22,200.00 divided into 200,000,000 Pegasus Class A Shares, 20,000,000 Pegasus Class B Shares and 2,000,000 preference shares of a par value of US$0.0001 per share and (ii) all of the issued and outstanding Pegasus Shares (A) are duly authorized, validly issued, fully paid and nonassessable, (B) have been issued in compliance in all material respects with applicable Law and (C) were not issued in breach or violation of any pre-emptive rights or Contract to which Pegasus is a party or bound.

(c)	As of the date of this Agreement, Pegasus has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person, except for TopCo and Merger Sub.

6.13	Information Supplied

None of the information supplied or to be supplied by, or on behalf of, Pegasus expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pegasus Shareholders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.14	Investigation; No Other Representations

(a)	Pegasus, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b)	In entering into this Agreement and the other Transaction Documents to which it is a party, Pegasus has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Clause 4, Clause 5, in the Transaction Documents to which it is a party and the Shareholder Undertaking and no other representations or warranties of the Company, TopCo or any other Person, either express or implied, and Pegasus, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Clause 4, Clause 5, in the Transaction Documents to which it is a party and the Shareholder Undertaking, neither the Company, TopCo nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

6.15	Absence of Changes

During the period beginning on January 1, 2023 and ending on the date of this Agreement, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the ability of Pegasus to enter into and perform its obligations under this Agreement; and (b) Pegasus has not taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to Closing pursuant to Clause 8.1(b), (c), (f), (g) or (j).

6.16	Business Activities

(a)	Since formation, Pegasus has not conducted any business activities other than (i) activities related to Pegasus's initial public offering or directed toward the evaluation, negotiation, accomplishment or consummation of a business combination (including the Transactions) or (ii) activities that are immaterial in nature.

(b)	Except for the Transactions, Pegasus does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)	Section 6.16 of Pegasus's Disclosure Schedules sets forth a list of all Contracts as of the date of this Agreement to which Pegasus is a party or otherwise bound (other than this Agreement and any Transaction Document) which (i) require or will reasonably be expected to require payments by Pegasus in excess of $500,000 in the aggregate; (ii) provide for material obligations of Pegasus that will or will reasonably be expected to be complied with or performed following the Closing or under which material liabilities of Pegasus will or will reasonably be expected to arise or remain outstanding in each case on or following the Closing or (iii) are otherwise material to Pegasus.

(d)	Pegasus does not own or lease any real or personal property.

6.17	Employees; Benefit Plans

As of the date of this Agreement, (a) other than any officers as described in the Pegasus SEC Reports, Pegasus does not have and has never had any employees and (b) Pegasus does not and has never sponsored, maintained, contributed to or had any liability in respect of any Benefit Plan.

6.18	Investment Company Act

Pegasus is not an "investment company" or a Person directly or indirectly "controlled" by or acting on behalf of a person subject to registration and regulation as an "investment company", in each case, within the meaning of the Investment Company Act of 1940, as amended.

6.19	Transactions with Affiliates

Except for the Contracts and transactions set forth on the Pegasus Disclosure Schedules, there are no Contracts or transactions between (a) Pegasus, on the one hand, and any (b) officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of Pegasus or any of its Subsidiaries or any family member of the foregoing Persons, on the other hand (each a "Pegasus Related Party").

6.20	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, TOPCO OR MERGER SUB OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CLAUSE 6 AND THE TRANSACTION DOCUMENTS, NEITHER PEGASUS NOR ANY OTHER PERSON MAKES, AND PEGASUS EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PEGASUS THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, TOPCO OR MERGER SUB, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PEGASUS BY THE MANAGEMENT OF PEGASUS OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO OR MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS CLAUSE 6 OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY PEGASUS ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PEGASUS, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO OR MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.	Covenants of the Company

7.1	Conduct of Business of the Company

(a)	From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the "Interim Period"), the Company shall, and the Company shall cause its Subsidiaries to, except as (i) expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, or (iii) as consented to in writing by Pegasus (such consent not to be unreasonably withheld, conditioned or delayed), (A) operate the business of the Company and its Subsidiaries in the ordinary course in all material respects in line with its current business plan and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, material assets and properties of the Company and its Subsidiaries, taken as a whole.

(b)	Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, (i) except as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, or (iii) as consented to in writing by Pegasus (such consent not to be unreasonably withheld, conditioned or delayed, other than with respect to Clause 7.1(b)(i) and Clause 7.1(b)(viii), in which case, such consent shall be subject to Pegasus's sole discretion), not do any of the following:

(i)	declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Company or repurchase or redeem any outstanding Equity Securities of the Company;

(ii)	(A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the Equity Securities of the Company;

(iv)	adopt any amendments, supplements, restatements or modifications to the Company's Governing Documents;

(v)	(A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company, other than inventory or obsolete equipment in the ordinary course of business or (B) create, subject or incur any Lien on any material assets or properties of the Company (other than a Permitted Lien);

(vi)	transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company;

(vii)	incur, create or assume any Indebtedness, other than (A) ordinary course trade payables and (B) any additional Indebtedness provided that an additional amount of €20,000,000 may be incurred between the date of this Agreement and Closing;

(viii)	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person (other than any of the Company and its Subsidiaries; provided that any such loans, advances, capital contributions, guarantees or investments are made in the ordinary course of business and on terms comparable to those available to such Subsidiary in the market), other than the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

(ix)	make a cash bonus or equivalent pay-out to employees of the Company in an amount, in aggregate, as a special bonus relating to the Transaction;

(x)	make, change or revoke any material Tax election, amend any material Tax Return, adopt or change any material method of accounting with respect to Taxes, enter into any closing agreement with respect to any material Taxes, settle or compromise any material Tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any material Tax sharing or material Tax indemnification agreement (except for any such agreements that are commercial contracts not primarily relating to Taxes);

(xi)	enter into any settlement or similar Contract the performance of which would involve the payment by the Company in excess of €1,000,000, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company, provided that the Company can enter in any settlement or similar Contract the performance of which would involve the payment in excess of the above stated amount, if such settlement or similar Contract relates to its existing third-party Indebtedness (other than Indebtedness that is outstanding against the shareholders of the Company);

(xii)	authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xiii)	change the Company's methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiv)	voluntarily fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to the Company and its assets and properties; provided that such coverage remains reasonably available (other than in connection with normal annual renewal activities and insurance program management);

(xv)	enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement or any Transaction Document;

(xvi)	fail to maintain the Leased Real Property in all material respects in the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted;

(xvii)	enter into, conduct, engage in or otherwise operate any new line of business, modify operating policies in any material respect or discontinue or make any material change to the business of the Company;

(xviii)	make any Change of Control Payment; or

(xix)	enter into any Contract to take, or cause to be taken, or resolve to take, any of the actions set forth in this Clause 7.1(b); for purposes of this Clause 7.1(b), references to the "Company" include the Company and each of its Subsidiaries.

(c)	Notwithstanding anything in this Clause 7.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give Pegasus, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries during the Interim Period. For the avoidance of doubt, the Company shall be free to make all operating decisions and conduct its business (subject to Clause 7.1(b)) and in particular the Company is free to open international sales offices and expand its business internationally and enter into related contracts.

7.2	Trust Account Waiver

Each of the Company, TopCo and Merger Sub acknowledges that Pegasus is a blank check company with the power and privileges to effect a business combination, and understands that Pegasus has established the Trust Account described therein for the benefit of Pegasus's public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company, TopCo and Merger Sub further acknowledges that, if the transactions contemplated by this Agreement, or, in the event this Agreement is terminated pursuant to its terms, another business combination, is not consummated by Pegasus before the relevant deadline for it to consummate its initial business combination set out in the Pegasus Memorandum and Articles of Association (as the same may be amended and/or restated from time to time), Pegasus will be obligated to return to its holders of Pegasus Class A Shares the amounts being held in the Trust Account in accordance with the Pegasus Memorandum and Articles of Association and the Trust Agreement. Accordingly, for and in consideration of Pegasus entering into this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each of the Company, TopCo and Merger Sub (on behalf of itself and its Affiliates), notwithstanding anything to the contrary in this Agreement, hereby irrevocably waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Pegasus or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account or to any monies in the Trust Account at any time for any reason whatsoever; provided that nothing herein shall serve to limit or prohibit the Company's, TopCo's or Merger Sub's right to pursue a claim against Pegasus or any of its Affiliates for legal relief against assets held outside of the Trust Account (including from and after the consummation of a business combination other than as contemplated by this Agreement) or pursuant to Clause 12.14 for specific performance or other injunctive relief (so long as such claim would not affect Pegasus's ability to fulfill its redemption obligations). This Clause 7.2 shall survive the termination of this Agreement for any reason.

7.3	Pegasus D&O Indemnification and Insurance

(a)	Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of Pegasus, as provided in the Pegasus Memorandum and Articles of Association or otherwise in effect as of the date of the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) TopCo will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, TopCo shall advance expenses in connection with such indemnification as provided in the Pegasus Memorandum and Articles of Association or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Pegasus Memorandum and Articles of Association or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, members, managers or employees of Pegasus (the "Pegasus D&O Persons") to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such Pegasus D&O Person was a director, officer, member, manager or employee of Pegasus prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)	TopCo shall not have any obligation under this Clause 7.3 to any Pegasus D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Pegasus D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)	TopCo or Pegasus shall purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing Date, without lapses in coverage, a "tail" insurance policy(ies) providing directors' and officers' liability and fiduciary liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of Pegasus as of the date hereof with respect to matters occurring on or prior to the Closing. Such "tail" insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Pegasus's directors' and officers' liability and fiduciary liability insurance policy(ies) as of the Closing; provided that TopCo shall purchase the maximum coverage reasonably available on the market.

(d)	If TopCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Clause 7.3.

(e)	The Pegasus D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Clause 7.3 are intended to be third-party beneficiaries of this Clause 7.3. This Clause 7.3 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company and the Company's Subsidiaries.

7.4	Company D&O Indemnification and Insurance

(a)	Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of the Company or any of its Subsidiaries, as provided in the Company's or any of its Subsidiaries' Governing Documents or otherwise in effect as of the date of the Closing, in either case, with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) TopCo, the Company and its Subsidiaries will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, TopCo, the Company and its Subsidiaries shall advance expenses in connection with such indemnification as provided in the Company's or any of its Subsidiaries' Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company's and its Subsidiaries' Governing Documents or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, members, managers or employees of the Company (the "Company D&O Persons") to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such Company D&O Person was a director, officer, member, manager or employee of the Company or any of its Subsidiaries prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)	TopCo shall not have any obligation under this Clause 7.4 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)	The Company shall purchase, at or prior to the Closing, and TopCo shall maintain, or cause to be maintained, in effect for a period of six years after the Closing Date, without any lapse in coverage, "tail" insurance policy(ies) providing directors' and officers' liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of the Company or any of its Subsidiaries as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such "tail" insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insureds than) the coverage provided under the Company's and its Subsidiaries' directors' and officers' liability insurance policy as of the Closing; provided that TopCo shall purchase the maximum coverage reasonably available on the market.

(d)	If TopCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Clause 7.4.

(e)	The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Clause 7.4 are intended to be third-party beneficiaries of this Clause 7.4. This Clause 7.4 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company and the Company's Subsidiaries.

7.5	Financial Information

(a)	Each of the financial statements or similar reports of the Company required to be included in the Registration Statement/Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the years ended December 31, 2021 and December 31, 2022 and, should it be required, any applicable quarterly interim periods thereafter, the "Closing Company Financial Statements") when delivered following the date of this Agreement in accordance with Clause 7.5, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders' deficit and cash flows of the Company and its Subsidiaries, as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company's auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(b)	As soon as reasonably practicable following the date of this Agreement (but in any event on or prior to August 31, 2023), the Company shall deliver to TopCo and Pegasus the Closing Company Financial Statements. The Closing Company Financial Statements (i) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) shall fairly present, in all material respects, the financial position, results of operations, stockholders' deficit and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein, (iii) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iv) in the case of any audited financial statements, shall be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company's auditor and (v) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(c)	The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, TopCo and Pegasus in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TopCo or Pegasus with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

7.6	Shareholder Undertaking

The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company, as applicable, in the Shareholder Undertaking and otherwise comply with its obligations and enforce its rights thereunder. Without limiting the generality of the foregoing, the Company shall give Pegasus prompt (and, in any event, within one Business Day) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by the Company or the Company Shareholders of the Shareholder Undertaking, or (ii) of the receipt of any written notice or other written communication as to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by the Company Shareholders under the Shareholder Undertaking. The Company and the parties to the Shareholder Undertaking may not amend, modify, waive or terminate the Shareholder Undertaking (in whole or in part) without the prior written consent of Pegasus (such consent not to be unreasonably withheld, conditioned or delayed).

7.7	Company Related Party Transactions

The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions (except for certain shareholder loans which may remain outstanding) without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Closing, Pegasus and its Affiliates). On or prior to the Closing, each of the Company Shareholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar arrangements between the Company, on the one hand, and any Company Shareholder or any of its Affiliates, on the other hand.

7.8	Management Equity Incentive Plan

Prior to the Closing Date, the board of directors of TopCo and Pegasus as the sole shareholder of TopCo may approve and adopt a management equity incentive plan which is agreed with the Company. Such management equity incentive plan, if approved and adopted, shall specify which members of the future TopCo management shall be beneficiaries of the plan. The details of this management equity incentive plan shall be further discussed and agreed between the Company and Pegasus before the Closing Date.

7.9	Labor Consultation

Prior to the Closing, the Company and its Subsidiaries shall satisfy all pre-Closing notice, information, consultation or bargaining obligations owed to its employees and/or their representatives, including any labor unions, works council or other labor organization, under applicable Law, Labor Agreements or other Contracts, in connection with the consummation of the Transactions.

8.	Covenants of Pegasus

8.1	Conduct of Pegasus During the Interim Period

During the Interim Period, Pegasus shall not, except (i) as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 8.01 of the Pegasus Disclosure Schedules or (iv) as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a)	adopt any amendments, supplements, restatements or modifications to the Trust Agreement or Pegasus Memorandum and Articles of Association, other than, for the avoidance of doubt, as contemplated by Clause 8.4;

(b)	declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Pegasus or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Pegasus or any of its Affiliates, other than, for the avoidance of doubt, in connection with the Pegasus Shareholder Redemption Right;

(c)	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities or permit the conversion of any Indebtedness into warrants or other Equity Securities;

(d)	incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $7,500,000 individually or in the aggregate ("Permitted Pegasus Indebtedness"), which does not include any promissory notes issued to the Sponsor by Pegasus for cash;

(e)	enter into any material new insurance policy except that Pegasus (or as the case may be TopCo) may take out tail-end insurance applicable after the Closing as specified in Clause 7.3(c) and as set out in the Pegasus Disclosure Schedules;

(f)	make any loans or advances to, or capital contributions in, any other Person;

(g)	issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(h)	authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Pegasus;

(i)	enter into any Contract (other than Contracts contemplated by this Agreement) which (i) requires or will reasonably be expected to require payments by Pegasus in excess of $500,000 in the aggregate, (ii) provide for material obligations of Pegasus that will or will reasonably be expected to be performed or complied with following the Closing or under which material liabilities of Pegasus will or will reasonably be expected to arise or remain outstanding on or following the Closing or (iii) will or will reasonably be expected to be otherwise material to Pegasus other than, for the avoidance of doubt, in each case of (i) – (iii), any Contract relating to Pegasus Transaction Expenses and any Contracts between Pegasus and the Sponsor and/or any of its Affiliates pursuant to which Pegasus incurs, creates or assumes any Permitted Pegasus Indebtedness.

(j)	engage in any activities or business, other than activities or business (i) currently conducted by Pegasus as of the date of this Agreement (ii) in connection with or incident or related to Pegasus's organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by Pegasus's SEC Reports, (iii) contemplated by, or incident or related to, this Agreement or the Ancillary Agreements, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or (iv) that are administrative or ministerial and (B) immaterial in nature;

(k)	(i) amend, modify, adopt or enter into any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of this Agreement or (ii) hire, engage or appoint, any director, manager, officer or employee;

(l)	enter into, or modify or amend in any material respect any Contract between Pegasus and any Pegasus Related Party other than any Contracts between Pegasus and the Sponsor and/or any of its Affiliates pursuant to which Pegasus incurs, creates or assumes any Permitted Pegasus Indebtedness; or

(m)	enter into any Contract to take, or cause to be taken, any of the actions set forth in this Clause 8.1.

8.2	Shareholder Litigation

From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Pegasus, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Actions (including derivative claims) relating to the Transaction Documents or the Transactions (collectively, the "Transaction Litigation") commenced against such Party or any of their respective Representatives (in their capacity as a representative of such Party) or Subsidiaries. Each of Pegasus and the Company shall (a) keep the other reasonably informed regarding any Transaction Litigation, (b) give the other the opportunity to, at its own cost and expense, participate in (but not control) the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (c) shall give due consideration to the other's advice with respect to such litigation and shall not settle any such Transaction Litigation if and to the extent all such settlement payments exceed $500,000 in the aggregate without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed, and (d) reasonably cooperate with each other with respect to any such Transaction Litigation.

8.3	Pegasus Public Filings

From the date hereof through the Effective Time, Pegasus will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

8.4	Amendment to the Pegasus Memorandum and Articles of Association to extend the end date

(a)	Notwithstanding anything to the contrary in this Agreement (including Clause 8.1), nothing in this Agreement shall prohibit or restrict Pegasus from amending one or more times the Pegasus Memorandum and Articles of Association and the Trust Agreement to extend the deadline by which it must complete its initial "Business Combination" (as such term is defined in the Pegasus Memorandum and Articles of Association) or modify the terms and conditions for exercising such extensions (including, without limitation, the amount required to be deposited by the Sponsor into the Trust Account) (a "Permitted Amendment"), and no consent of any other Party shall be required in connection therewith.

(b)	In connection with any Permitted Amendment, Pegasus shall file with the SEC a proxy statement of Pegasus (as amended or supplemented, a "Permitted Amendment Proxy Statement") for the purpose of soliciting proxies or votes from Pegasus Shareholders for the matters to be acted upon at the Permitted Amendment Special Meeting and providing Pegasus Shareholders an opportunity in accordance with the Pegasus Memorandum and Articles of Association and the Pegasus Prospectus to exercise their Pegasus Shareholder Redemption Right in connection with such Permitted Amendment. The Permitted Amendment Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Pegasus Shareholders to vote, at an extraordinary general meeting of Pegasus Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the "Permitted Amendment Special Meeting"), in favor of resolutions approving (i) the adoption and approval of the amendment and/or restatement of the Pegasus Memorandum and Articles of Association to reflect such Permitted Amendment in accordance with the Pegasus Memorandum and Articles of Association, the Cayman Companies Act and the rules and regulations of the SEC and the Stock Exchange, (ii) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Permitted Amendment Proxy Statement or correspondence related thereto, (iii) such other matters in the reasonable determination of Pegasus necessary or appropriate in order to effect such Permitted Amendment and (iv) the adjournment of the Permitted Amendment Special Meeting, if necessary or desirable in the reasonable determination of Pegasus. In particular, the resolutions may include the possibility to extend the deadline by which Pegasus must complete its initial "Business Combination" (as such term is defined in the Pegasus Memorandum and Articles of Association) until December 31, 2023.

(c)	Pegasus shall comply with all applicable Laws, any applicable rules and regulations of the Stock Exchange and the Pegasus Memorandum and Articles of Association in the preparation, filing and distribution of any Permitted Amendment Proxy Statement, any solicitation of proxies thereunder, the calling and holding of any Permitted Amendment Special Shareholder Meeting and any exercise of the Pegasus Shareholder Redemption Right in connection with such Permitted Amendment.

8.5	Trust Account Proceeds and Redemptions

Upon satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions and provision of notice thereof to the Trustee (which notice Pegasus shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Pegasus (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay, as and when due, all amounts payable to holders of Pegasus Class A Shares who exercise the Pegasus Shareholder Redemption Right, and (B) pay all remaining amounts then available in the Trust Account to the Surviving Company for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

8.6	De-Listing

Prior to the Closing, Pegasus shall use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to de-list Pegasus's Units, Pegasus Class A Shares and Public Warrants from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Effective Time.

8.7	Stock Exchange Listing of TopCo Ordinary Shares

Pegasus shall cause TopCo to, and TopCo shall, use its reasonable best efforts to cause TopCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on the Stock Exchange (and Pegasus, the Company and Merger Sub shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date and to cause TopCo to satisfy any applicable initial and continuing listing requirements of the Stock Exchange.

9.	Joint Covenants

9.1	Post-Closing TopCo Board of Directors and Officers

(a)	The Company and TopCo shall take all such action as may be necessary or reasonably appropriate such that effective as of the Change of Legal Form: (i) the board of directors of TopCo (the "TopCo Board of Directors") shall be a "one-tier" board of directors, with a total of seven members of which four members shall be independent board members, (ii) the members of the TopCo Board of Directors are the individuals determined in accordance with Clause 9.1(b) and Clause 9.1(c), (iii) the members of the compensation committee, audit committee and nominating committee of the TopCo Board of Directors are the individuals determined in accordance with Clause 9.1(d) and (iv) the officers of TopCo (the "TopCo Officers") are the individuals determined in accordance with Clause 9.1(f).

(b)	The two individuals identified on Section 9.01(b) of the Pegasus Disclosure Schedules as independent directors, shall become independent directors on the TopCo Board of Directors immediately after the Change of Legal Form with such individuals each serving an initial two-year term.

(c)	The individuals identified on Section 9.01(c) of the Company Disclosure Schedules shall be directors on the TopCo Board of Directors immediately after the Change of Legal Form, with each such individual serving an initial term set forth opposite his or her name (each, a "Company Designee"). Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, (i) the Company may, by giving Pegasus and the Sponsor written notice, replace any Company Designee with any other individual that is a member of the Company board of directors or is an observer of the Company board of directors, in either case, as of the date of this Agreement and, upon the Company so giving notice of the replacement of such Company Designee, Section 9.01(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve for the same initial term as, the individual so replaced or (ii) the Company may, with the prior written consent of Pegasus and the Sponsor (such consent not to be unreasonably withheld, conditioned or delayed by either Pegasus or the Sponsor), replace any Company Designee with any other individual and, if Pegasus and the Sponsor each provides its written consent to the replacement of any such Company Designee pursuant to this paragraph (ii), then Section 9.01(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve for the same initial term as, the individual so replaced.

(d)	Pegasus and the Company shall in addition jointly agree on the remaining two board members, which shall be independent, before the Closing.

(e)	Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company and Pegasus shall jointly designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the TopCo Board of Directors, subject to the applicable listing rules of the Stock Exchange.

(f)	The individuals that are agreed between Pegasus and the Company before the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, shall be named the TopCo Officers immediately after the Change of Legal Form.

(g)	The obligation of TopCo and the Company pursuant to Clause 9.1(a) shall include TopCo causing the removal or resignation of the applicable officers and directors of TopCo prior to or at the Change of Legal Form for purposes of effectuating the agreements therein, to the extent such removal or resignation has not otherwise occurred prior to the Change of Legal Form.

9.2	Efforts to Consummate

(a)	Subject to the terms and conditions herein provided, each of Pegasus, TopCo, Merger Sub and the Company shall, and the Company shall cause its Subsidiaries to: (i) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transactions, including using reasonable best efforts to obtain all material approvals of Governmental Authorities that any of Pegasus, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that in no event shall TopCo, Pegasus, Merger Sub, the Company or its Subsidiaries be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals (other than any required filing fees in connection therewith); provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such approvals, and (iii) take such other action as may reasonably be necessary or as any other Party may reasonably request to satisfy the conditions of the other Parties set forth in Clause 10 or otherwise to comply with this Agreement. The Parties shall promptly inform the other of any substantive communication between any itself, and any Governmental Authority regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Parties. Nothing in this Clause 9.2 obligates any Party or any of its Affiliates to agree to, and the Company shall not for the purpose of satisfying any condition set forth in Clause 10 without Pegasus's consent, (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with such other Parties' prior written consent.

(b)	From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parties shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed material written communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, videoconference, or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement unless, to the extent not prohibited by such Governmental Authority, it consults with the other Parties, in advance. Notwithstanding the foregoing, any materials shared may be redacted before being provided to the other Parties (i) to remove references concerning the valuation of the Company (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

(c)	In so far as any PIPE Subscription Agreements are signed and without limiting the foregoing, Pegasus, TopCo and the Company shall use reasonable best efforts to (i) consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements; (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to them in the PIPE Subscription Agreements and otherwise comply with their obligations thereunder; (iii) in the event that all conditions in the PIPE Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the PIPE Subscription Agreements at the time contemplated hereby; (iv) confer with each other regarding timing of the Schedule Closing Date (as defined in the PIPE Subscription Agreements); (v) deliver notices to counterparties to the PIPE Subscription Agreements at least five Business Days prior to the Closing to cause them to fund their obligations at least two Business Days prior to the date that the Closing is scheduled to occur hereunder; and (vi) enforce their rights under the PIPE Subscription Agreements in the event that all conditions in the PIPE Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause each PIPE Investor to pay the subscription price set forth in its PIPE Subscription Agreement in accordance with its terms.

9.3	Registration Statement/Proxy Statement; Pegasus Special Meeting

(a)	Registration Statement/Proxy Statement.

(i)	As promptly as practicable (and, in any event, within 30 days following the delivery of the Closing Company Financial Statements) following the date of this Agreement, Pegasus, TopCo and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and TopCo shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement of Pegasus which will be included therein as a prospectus and which will be used for the Special Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with, and as required by, the Pegasus Memorandum and Articles of Association, applicable Law and any applicable rules and regulations of the SEC and the Stock Exchange). Each of Pegasus, TopCo and the Company shall use its reasonable best efforts to (A) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (B) promptly notify the other Parties of, reasonably cooperate with each other Party with respect to and respond promptly to, any comments of the SEC or its staff; (C) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Without limiting the generality of the foregoing, the Company and Pegasus shall reasonably cooperate in connection with the preparation for inclusion in the Registration Statement/Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement/Proxy Statement.

(ii)	Pegasus, on the one hand, and the Company, TopCo and Merger Sub, on the other hand, shall promptly furnish to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Clause 9.3(a) or for including in any other statement, filing, notice or application made by or on behalf of Pegasus or TopCo to the SEC or the Stock Exchange in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including using their respective reasonable best efforts to deliver customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC or to be submitted in connection therewith as described in Clause 9.5(c). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (A) such Party shall promptly inform, in the case of Pegasus, the Company and TopCo, or, in the case of the Company, TopCo or Merger Sub, Pegasus, thereof; (B) such Party shall prepare and mutually agree upon with, in the case of Pegasus, the Company and TopCo, or, in the case of the Company, TopCo or Merger Sub, Pegasus (such agreement not to be unreasonably withheld, conditioned or delayed by any Party), an amendment or supplement to the Registration Statement/Proxy Statement; (C) TopCo shall file such mutually agreed upon amendment or supplement with the SEC; and (D) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pegasus Shareholders in accordance with the Pegasus Memorandum and Articles of Association with all applicable Laws, applicable Law and any applicable rules and regulations the Stock Exchange. TopCo shall promptly advise Pegasus of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of TopCo Ordinary Shares for offering or sale in any jurisdiction, and each of Pegasus and TopCo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(iii)	Each of the Parties shall use its reasonable best efforts to ensure that none of the information related to such Party or any of such Party's Representatives, supplied by such Party or on such Party's behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)	Pegasus Special Meeting.

As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, Pegasus shall (i) duly call and give notice of an extraordinary general meeting of the Pegasus Shareholders (including any adjournment or postponement thereof, the "Special Meeting"), (ii) cause the Registration Statement/Proxy Statement to be mailed to the Pegasus Shareholders and (iii) duly convene and hold the Special Meeting, in each case, in accordance with the Pegasus Memorandum and Articles of Association, applicable Law and any applicable rules and regulations of the Stock Exchange, for the purposes of obtaining the Required Pegasus Shareholder Approval and providing holders of Pegasus Class A Shares with the opportunity to elect to exercise their Pegasus Shareholder Redemption Right. Subject to compliance with their fiduciary and other director duties under Cayman Islands law, the Pegasus Board shall recommend to the Pegasus Shareholders that they vote in favor of the (i) adoption and approval of this Agreement and the Transactions (the "Business Combination Proposal"); (ii) adoption and approval of any other proposals as either the SEC or Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Pegasus, TopCo and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (iii) adoption and approval of the Merger and the Plan of Merger (the "Merger Proposal"); and (iv) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the "Adjournment Proposal") (such proposals in clauses (i) through (iv) together, the "Transaction Proposals" and such recommendation by the Pegasus Board, the "Pegasus Board Recommendation") and shall include such Pegasus Board Recommendation in the Registration Statement/Proxy Statement; provided that Pegasus may postpone or adjourn the Special Meeting (A) to solicit additional proxies for the purpose of obtaining the Required Pegasus Shareholder Approval, (B) for the absence of a quorum, (C) to seek withdrawals from Pegasus Shareholders exercising their Pegasus Shareholder Redemption Right, (D) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Pegasus has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pegasus Shareholders prior to the Special Meeting or (E) to comply with applicable Law; provided, further, that, excluding any adjournments required by applicable Law, Pegasus shall use commercially reasonable efforts to adjourn the Special Meeting to a date that is no more than 15 Business Days following the most recently adjourned meeting or 30 Business Days after the original date of the Special Meeting and shall not, without the consent of the Company, adjourn the Special Meeting to a date that is beyond the Termination Date.

9.4	Exclusive Dealing

(a)	From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company, TopCo and Merger Sub shall not, and shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than Pegasus) to do or seek to do any of the foregoing or seek to circumvent this Clause 9.4(a) or further a Company Acquisition Proposal. The Company agrees to (A) notify Pegasus promptly (within 24 hours) upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Pegasus fully informed on a current basis (within 24 hours) of any modifications to such offer or information.

(b)	From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Pegasus shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Pegasus Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Pegasus Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Pegasus Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing or seek to circumvent this Clause 9.4(b) or further a Pegasus Acquisition Proposal. Pegasus agrees to (A) notify the Company promptly (within 24 hours) upon receipt of any Pegasus Acquisition Proposal, and to describe the material terms and conditions of any such Pegasus Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Pegasus Acquisition Proposal) and keep the Company fully informed on a current basis (within 24 hours) of any modifications to such offer or information.

9.5	Tax Matters

(a)	Notwithstanding anything to the contrary contained herein, each Party shall pay its transfer, documentary, sales, use, stamp, registration, or other similar Taxes (other than VAT which is solely governed by Clause 9.5(b)) incurred in connection with the Transactions as required by applicable Law. Each Party shall also, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, TopCo, Pegasus or the Company will join in the execution of any such Tax Returns.

(b)	None of the Parties shall waive any VAT exemption (including any waiver of any VAT exemption pursuant to Section 9 of the German VAT Act (Umsatzsteuergesetz –– UStG) or comparable provisions under the laws of any other jurisdiction) in relation to any of the transactions contemplated in this Agreement. If and to the extent (i) VAT becomes due and payable in relation to, or as a consequence of, any of the transactions contemplated by this Agreement (other than as a consequence of a waiver pursuant to the first sentence of this Clause 9.5(b)), and (ii) the respective provider of a supply or service for VAT purposes ("Relevant Provider") owes the respective VAT amounts vis-à -vis the competent Governmental Authority, the respective recipient of the supply or service for VAT purposes ("Relevant Recipient") shall pay such statutory VAT amounts to the Relevant Provider. Any such VAT amount shall be due and payable by the Relevant Recipient to the Relevant Provider upon issuance of an invoice which is in compliance with applicable Law.

(c)	If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Pegasus and TopCo shall use their reasonable best efforts to deliver to Clifford Chance customary Tax representation letters reasonably satisfactory to Clifford Chance, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by Clifford Chance, in connection with the preparation and filing of the Registration Statement/Proxy Statement, and, if required, Clifford Chance shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

9.6	Confidentiality; Access to Information; Publicity

(a)	The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and shall apply to such disclosures. The Confidentiality Agreement shall survive the Closing in accordance with its terms.

(b)	From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Pegasus and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company). Notwithstanding the foregoing, the Company shall not be required to provide to Pegasus or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of paragraphs (A) through (D), the Company shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if the Company, on the one hand, and Pegasus or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of paragraph (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c)	From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Pegasus shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of Pegasus (in a manner so as to not interfere with the normal business operations of Pegasus). Notwithstanding the foregoing, Pegasus shall not be required to provide to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which Pegasus is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of Pegasus with respect to confidentiality, non-disclosure or privacy or jeopardize protections afforded to Pegasus under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of paragraphs (A) through (D), Pegasus shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if Pegasus, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Pegasus shall, in the case of paragraph (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d)	None of Parties or any of their respective Affiliates shall issue any press release or make any public announcement or other communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of, prior to the Closing, the Company and Pegasus or, after the Closing, TopCo and the Sponsor, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that each Party, the Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case, (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is Pegasus or a Representative of Pegasus, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (2) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with Pegasus in connection therewith and provide Pegasus with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is the Sponsor or a Representative of the Sponsor, reasonably consult with TopCo in connection therewith and provide TopCo with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith and (2) if the disclosing Person is TopCo, the Company or a Representative thereof, reasonably consult with the Sponsor in connection therewith and provide the Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith; (ii) to the extent such press release, public announcement or other communication contains only information previously disclosed in accordance with this Clause 9.6(d); and (iii) to Governmental Authorities in connection with any consents required to be made under this Agreement, the Transaction Documents or in connection with the Transactions. Notwithstanding anything to the contrary in this Agreement, the Parties agree that Pegasus, the Sponsor and (on their behalf) their respective Representatives may provide general information about the subject matter of the Transaction Documents to any current or prospective investors, (including the PIPE Investors), whether direct or indirect to the extent such information is consistent with information previously disclosed in accordance with this Clause 9.6(d) and in documents filed with the SEC by TopCo.

(e)	The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Pegasus prior to the execution of this Agreement and such initial press release (the "Signing Press Release") shall be released as promptly as practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Pegasus shall file a current report on Form 8-K (the "Signing Filing") with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which Signing Filing shall be mutually agreed upon by the Company and Pegasus prior to the execution of this Agreement (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pegasus, as applicable). The Company, on the one hand, and Pegasus, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pegasus, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the "Closing Press Release") prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Pegasus and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing), TopCo shall file a current report on Form 8-K (the "Closing Filing") with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Pegasus prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pegasus, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equity holders, and such other matters as may be reasonably necessary for such press release or filing.

9.7	Interim Period Cooperation; Consultation

From the date of the announcement of this Agreement or the Transactions (pursuant to any applicable public communication made in compliance with Clause 9.6), until the Closing Date, Pegasus shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to any PIPE Investment, including by (a) providing regular updates, if requested by the Company and (b) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of Pegasus and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to any PIPE Investment unless otherwise mutually agreed by each of Pegasus and the Company in writing.

9.8	Post-Closing Cooperation; Further Assurances

Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

10.	Conditions to Obligations

10.1	Conditions to Obligations of the Parties

The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)	no Governmental Order or Law issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b)	the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c)	the Transaction Proposals shall have been submitted to the vote of Pegasus Shareholders at the Special Meeting in accordance with the Registration Statement/Proxy Statement and each of the Transaction Proposals (other than the Adjournment Proposal) shall have been approved and adopted by the requisite vote of Pegasus Shareholders at the Special Meeting in accordance with the Pegasus Memorandum and Articles of Association and the applicable provisions of the Cayman Companies Act (the "Required Pegasus Shareholder Approval");

(d)	the Required Company Shareholders' Consent shall continue to be in full force and effect;

(e)	the aggregate amount of cash (i) held in the Trust Account (after giving effect to redemptions after the final redemption option before Closing Date) and (ii) received from PIPE investors or other investors in connection with the consummation of the Business Combination for investments in TopCo shares (i.e. cash received from entering into convertible loans or other loans shall not count towards the aggregate amount of cash) shall be no less than an amount equal to $ 35,000,000 (for the avoidance of doubt, both the waiver from Pegasus and the Company are required to waive this condition);

(f)	after giving effect to the transactions contemplated hereby (including any PIPE Investment and the exercise of Pegasus Shareholder Redemption Rights), TopCo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing;

10.2	Additional Conditions to the Obligations of TopCo, the Company and Merger Sub

The obligation of TopCo, the Company and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)	(i) the Pegasus Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Clause 6.12(a) shall be true and correct in all respects (except forde minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of Pegasus in Clause 6 (other than the Pegasus Fundamental Representations and the representations and warranties set forth in Clause 6.12(a)) contained in this Agreement shall be true and correct (without giving effect to any limitations as to "materiality" or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Pegasus to consummate the Transactions contemplated by this Agreement and the other Transaction Documents;

(b)	the covenants and agreements of Pegasus contained in this Agreement to be performed prior to the Closing shall have been performed in all material respects;

(c)	TopCo's initial listing application with the Stock Exchange in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange and TopCo shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Closing, and the TopCo Ordinary Shares shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof.

10.3	Additional Conditions to Obligations of Pegasus

The obligations of Pegasus to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Pegasus of the following further conditions:

(a)	(i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Clause 4.6 and Clause 5.3 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) each of the representations and warranties set forth in Clause 4.20(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) the representations and warranties of the Company, TopCo and Merger Sub set forth in Clause 4 and Clause 5 (other than the Company Fundamental Representations and the representations and warranties set forth in Clause 4.6, Clause 4.20(a) and Clause 5.3) shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)	the Company, TopCo and Merger Sub shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of the Company, TopCo and Merger Sub under this Agreement or the Shareholder Undertaking at or prior to the Closing;

(c)	since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d)	the TopCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the general meeting, management board or board of directors of TopCo and TopCo's Governing Documents; and

(e)	the Company Shareholders have entered into, and are bound by, the Shareholder Undertaking, and the same has not been revoked, modified, amended, waived or terminated.

10.4	Frustration of Conditions

The Parties agree that (a) none of the Company, TopCo, Merger Sub or Pegasus may rely on the failure of the conditions set forth in Clause 10 to be satisfied if all of the Transaction Conditions have been satisfied (or, to the extent permitted by applicable Law, waived by the party entitled to the benefits thereof) and (b) none of the Company, TopCo or Merger Sub may rely on the failure of any condition set forth in this Clause 10 to be satisfied if such failure was proximately caused by the Company's, TopCo's or Merger Sub's failure to use reasonable best efforts to cause the Closing to occur, as required by Clause 9.2, or a breach of this Agreement. Pegasus may not rely on the failure of any condition set forth in this Clause 10 to be satisfied if such failure was proximately caused by Pegasus's failure to use reasonable best efforts to cause the Closing to occur, as required by Clause 9.2, or a breach of this Agreement.

11.	Termination/Effectiveness

11.1	Termination

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)	by mutual written consent of the Company, TopCo and Pegasus;

(b)	by written notice to the Company from Pegasus and TopCo, if any of the representations or warranties set forth in Clause 4 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Clause 10.3(a) or Clause 10.3(b) would not be satisfied at the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to the Company by Pegasus, and (ii) the Termination Date; provided, however, that Pegasus is not then in material breach of this Agreement;

(c)	by written notice to Pegasus and TopCo from the Company, if any of the representations or warranties set forth in Clause 5 or Clause 6 shall not be true and correct or if Pegasus, TopCo or Merger Sub have failed to perform any covenant or agreement on the part of Pegasus, TopCo or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either in Clause 10.2(a) or Clause 10.2(b) would not be satisfied the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to Pegasus and (ii) the Termination Date; provided, however, that the Company, TopCo or Merger Sub is not then in material breach of this Agreement;

(d)	by written notice from either Pegasus or the Company to the other Parties, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the earlier of (i) the date by which Pegasus must have consummated a business combination in accordance with the Pegasus Memorandum and Articles of Association, which at the time of this Agreement is July 26, 2023, or (ii) December 31, 2023 (the "Termination Date"); provided that (i) the right to terminate this Agreement pursuant to this Clause 11.1(d) shall not be available to Pegasus if Pegasus's breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Clause 11.1(d) shall not be available to the Company if the Company's breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)	by written notice from either Pegasus or the Company to the other Parties, if any Governmental Authority shall have issued a Governmental Order or taken any other action enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement beyond the Termination Date and such Governmental Order or other action shall have become final and non-appealable;

(f)	by written notice from either Pegasus or the Company to the other Parties, if the Special Meeting has been held (including any adjournment or postponement thereof), has concluded and the Required Pegasus Shareholder Approval was not obtained;

(g)	by written notice to Pegasus and TopCo from the Company, if (i) the Pegasus Board does not make the Pegasus Board Recommendation or (ii) makes any other Transaction Proposal that is not in favour of, or does not support, the Transactions;

(h)	by written notice to Pegasus and TopCo from the Company, if Pegasus and/or TopCo do not take all such action as may be necessary or reasonably appropriate such that effective as of the Change of Legal Form Anette Schmid, Christian Schmid, Ralf Speth and another person proposed by the Company will become members of the TopCo Board of Directors, which is a "one-tier" board of directors and consists of not more than seven members; or

(i)	by written notice to the Company and TopCo from Pegasus, if the Required Company Shareholders' Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time.

11.2	Effect of Termination

Except as otherwise set forth in this Clause 11.2 or Clause 12.14, in the event of the termination of this Agreement pursuant to Clause 11.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Clause 7.2 (Trust Account Waiver), Clause 9.6 (Confidentiality; Access to Information; Publicity), this Clause 11.2 (Effect of Termination), Clause 12 (Miscellaneous) and Clause 1.1 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Clause 11.1 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud with respect to the representations and warranties in Clause 4, Clause 5 and Clause 6.

11.3	Termination Fee in case of a Termination by the Company outside of the termination provisions set out in Clause 11.1

In the event of a termination of this Agreement prior to Closing by the Company not in accordance with the rights for termination by the Company as set out in Clause 11.1, the Company shall be required to reimburse Pegasus (i) an amount of USD 7,000,000 plus any funds paid into the Pegasus Trust Account on or about April 26, 2023 to effect the second three-month extension if the termination by the Company is notified to Pegasus on or after April 23, 2023, and (ii) in addition to the sum payable according to (i) an additional amount of EUR 600,000 per each full month lapsed after July 23, 2023, i.e. a total amount of up to USD 10,000,000 (plus any funds paid into the Pegasus Trust Account on or about April 26, 2023), if the termination by the Company is notified to Pegasus on or after July 23, 2023 until December 31, 2023. Such reimbursement shall allow Pegasus to repay its incurred indebtedness including any promissory notes outstanding with the Sponsor at the time of the termination. In such case, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Clause 7.2 (Trust Account Waiver), Clause 9.6 (Confidentiality; Access to Information; Publicity), this Clause 11.2 (Effect of Termination), Clause 12 (Miscellaneous) and Clause 1.1 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to this Clause 11.3 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud with respect to the representations and warranties in Clause 4, Clause 5 and Clause 6.

12.	Miscellaneous

12.1	Waiver

No (a) extension of time for the performance of any of the obligations or other acts of a Party set forth herein or (b) provision of this Agreement may be granted or waived, as applicable, unless such extension or waiver, as applicable, is in writing and signed by or on behalf of the Party or Parties granting such waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

12.2	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an "error" or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to Pegasus, TopCo, Merger Sub or the Surviving Company:

Pegasus	Digital Mobility Acquisition Corp.

Attn:	Jeremey Mistry and Stefan Berger

Email:	jmistry@pegasusdm.com; sberger@pegasusdm.com

with a copy (which shall not constitute notice) to: Clifford Chance

Junghofstrasse 14,

60311 Frankfurt am Main,

Germany

Attn:	George Hacket, Axel Wittmann

Email:	george.hacket@cliffordchance.com, axel.wittmann@cliffordchance.com

(b)	If to the Company:

Attn:	Christian Schmid, Anette Schmid and Julia Natterer

Email:	natterer.ju@schmid-group.com; Schmid.Ch@schmid-group.com; Schmid.An@schmid-group.com with a copy (which shall not constitute notice) to: Gleiss Lutz

Taunusanlage 11,

60329 Frankfurt am Main,

Germany

Attn:	Jochen Tyrolt, Stephan Aubel

Email:	jochen.tyrolt@gleisslutz.com

stephan.aubel@gleisslutz.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

12.3	Assignment

No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

12.4	Rights of Third Parties

This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Clause 7.3 and Clause 7.4, the last two sentences of this Clause 12.4, Clause 12.15 and Clause 12.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Clause 9.1, Clause 9.6 and Clause 12.10. Legal counsel identified in Clause 12.18 shall be express third-party beneficiaries of Clause 12.18.

12.5	Expenses

Except as otherwise set forth in this Agreement, including as specified in Clause 11.3, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Pegasus shall pay, or cause to be paid, all unpaid Pegasus Transaction Expenses, except in case of a termination in accordance with Clause 11.3 in which case the Company shall also pay Pegasus Transaction Expenses as set out in Clause 11.3 and (b) if the Closing occurs, then TopCo shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid Pegasus Transaction Expenses (including all promissory notes issued to Sponsor by Pegasus, which in accordance with their terms will become due at Closing).

12.6	Governing Law

This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof, provided, however that the Cayman Companies Act shall apply to the Merger and German law shall apply for the transfer of shares in the Company to TopCo and the definitions of (i) Affiliates, and (ii) Subsidiary.

12.7	Captions; Counterparts

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.8	Exhibits and Schedules

All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Clauses and subclauses corresponding to the numbered and lettered Clauses and subclauses set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Pegasus Disclosure Schedules corresponding to any Clause or subclause of Clause 4 or Clause 5 (in the case of the Company Disclosure Schedules) or Clause 6 (in the case of the Pegasus Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Clause or subclause of Clause 4 or Clause 5 (in the case of the Company Disclosure Schedules) or Clause 6 (in the case of the Pegasus Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Clause or subclause is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the Clause or subclause of Clause 4, Clause 5 or Clause 6 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

12.9	Entire Agreement

This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Documents and that certain Confidentiality Agreement in effect among the Parties (as amended, modified or supplemented from time to time, the "Confidentiality Agreement"), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

12.10	Amendments

This Agreement may be amended or modified only by a written agreement executed and delivered by Pegasus and the Company; provided that after the Closing, any written agreement providing for an amendment or modification of any provision in respect of which the Sponsor is an express third -party beneficiary pursuant to this Agreement shall also be required to be executed and delivered by the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Clause 12.10 shall be void, ab initio.

12.11	Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.12	Jurisdiction

Any proceeding or Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court therefrom) and each of the parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (d) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Clause 12.12.

12.13	Waiver of Jury Trial

THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 12.13.

12.14	Enforcement

The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Clause 11.1, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Document, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Clause 12.14 shall not be required to provide any bond or other security in connection with any such injunction.

12.15	Non-Recourse

Subject in all respects to the last sentence of this Clause 12.15, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Pegasus, TopCo or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Clause 12.15 shall limit, amend or waive any rights or obligations of any party to any Transaction Document with respect to the other parties thereto.

12.16	Non survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Clause 12.

12.17	Acknowledgements

(a)	Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties of the Company, TopCo and Merger Sub in Clause 4 and Clause 5 constitute the sole and exclusive representations and warranties of the Company, TopCo and Merger Sub in connection with the transactions contemplated hereby; (iii) the representations and warranties of Pegasus in Clause 6 constitute the sole and exclusive representations and warranties of Pegasus; (iv) except for the representations and warranties of the Company, TopCo and Merger Sub in Clause 4 and Clause 5 and the representations and warranties of Pegasus in Clause 6, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party's Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain "data rooms," management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party's Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party's or its Subsidiaries' assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties of the Company, TopCo and Merger Sub in Clause 4 and Clause 5 and the representations and warranties of Pegasus in Clause 6. The foregoing does not limit any rights of any Party pursuant to any Transaction Document against any other Party pursuant to such Transaction Document to which it is a party or of which it is an express third-party beneficiary. Except as otherwise expressly set forth in this Agreement, Pegasus understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished "as is," "where is" and subject to and except for the representations and warranties of the Company, TopCo and Merger Sub in Clause 4 and Clause 5 or as provided in any certificate delivered in accordance with Clause 2.3 with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Clause 12.17(a) shall relieve any Party of liability in the case of intentional fraud committed by such Party.

(b)	Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses prior to the Closing or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Clause 12.17. Notwithstanding anything herein to the contrary, nothing in this Clause 12.17(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Clause 4, Clause 5 or Clause 6 (as applicable). Each Party shall have the right to enforce this Clause 12.17 on behalf of any Person that would be benefitted or protected by this Clause 12.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Clause 12.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any Transaction Document.

12.18	Conflicts and Privilege

(a)	Each of the Parties to this Agreement, on its own behalf and on behalf of its respective directors, managers, members, partners, officers, Affiliates, successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the former shareholders or holders of other equity interests of Pegasus and any of their respective directors, members, partners, officers, employees or Affiliates (other than TopCo and the Company) (collectively, the "Pegasus Group"), on the one hand, and (ii) TopCo, the Company and/or any member of the Schmid Group (as defined below), on the other hand, any legal counsel, including Clifford Chance and Appleby, that represented Pegasus and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Pegasus Group, in such dispute even though the interests of such Persons may be directly adverse to TopCo or the Surviving Company, and even though such counsel may have represented TopCo or the Surviving Company in a matter substantially related to such dispute, or may be handling ongoing matters for TopCo, the Company or the Surviving Company and/or the Sponsor. Pegasus, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions) between or among the Sponsor and/or any other member of the Pegasus Group, on the one hand, and Clifford Chance and/or Appleby, on the other hand (the "Privileged Communications"), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Pegasus Group after the Closing, and shall not pass to or be claimed or controlled by TopCo and/or the Company. Notwithstanding the foregoing, any privileged communications or information shared by TopCo or the Company prior to the Closing with Pegasus and/or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and/or TopCo. TopCo and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of TopCo, the Company, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and TopCo and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, by virtue of the Transactions.

(b)	Pegasus, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the former shareholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than TopCo and the Company) (collectively, the "Schmid Group"), on the one hand, and (ii) TopCo, the Company and/or any member of the Pegasus Group, on the other hand, any legal counsel that represented TopCo or the Company prior to the Closing may represent any member of the Schmid Group in such dispute even though the interests of such Persons may be directly adverse to TopCo or the Company, and even though such counsel may have represented TopCo and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for TopCo and/or the Company. Pegasus, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions) between or among the Company and/or TopCo and/or any other member of the Schmid Group, on the one hand, and Company Counsel, on the other hand (the "Company Counsel Privileged Communications"), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Schmid Group after the Closing, and shall not pass to or be claimed or controlled by TopCo and/or the Company. Notwithstanding the foregoing, any privileged communications or information shared by Pegasus prior to the Closing with the Company and/or TopCo under a common interest agreement shall remain the privileged communications or information of the Company and/or TopCo. TopCo and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Counsel Privileged Communications, whether located in the records or email server of TopCo, the Company, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and TopCo and the Company agree not to assert that any privilege has been waived as to the Company Counsel Privileged Communications, by virtue of the Transactions.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

PEGASUS DIGITAL MOBILITY ACQUISITION CORP.

By:	/s/ Dr. Sir Ralf Speth

Name:	Dr. Sir Ralf Speth

Title:	Chief Executive Officer and Chairman

GEBR. SCHMID GMBH

By:	/s/ Christian Schmid

Name:	Christian Schmid

Title:	Geschäftsführer / CEO

By:	/s/ Anette Schmid

Name:	Anette Schmid

Title:

PEGASUS MERGERSUB CORP.

By:	/s/ Stefan Berger

Name:	Stefan Berger

Title:	Director

PEGASUS TOPCO B.V.

By:	/s/ Stefan Berger

Name:	Stefan Berger

Title:	Director

EXHIBIT A

[Shareholders' Undertaking]

EXHIBIT B

[Company Lock-Up Agreement]

EXHIBIT C

[Sponsor Letter Agreement]

EXHIBIT D

[PIPE Subscription Agreement]

EXHIBIT E

[Registration Rights Agreement]

EXHIBIT F

[Warrant Assumption Agreement]

EXHIBIT G

[TopCo Amended and Restated Articles of Association]

EXHIBIT H

[Plan of merger]

COMPANY DISCLOSURE SCHEDULES

PEGASUS DISCLOSURE SCHEDULES